EXHIBIT 15.2

ABOUT THE COMPANY

DSG International Limited (the “Company”) is a global company specialized in manufacturing and distribution of disposable baby diapers, training pants and adult incontinence products. The Company now has eight manufacturing plants established in Hong Kong, the United States, England, the People’s Republic of China (“PRC”), Thailand, Indonesia and Malaysia. The Company’s products are marketed and distributed throughout Asia, North America and Europe. Its principal brand names are “FITTI®”, “PET PET®”, “COSIFITS®”, “BABY LOVE®”, “BABYJOY®”, “DISPO 123™”, “HANDY™”, “CERTAINTY®”, “CERTAINTY® GUARD”, “MERIT®” and “DRYPERS®”. These brands are synonymous with high quality and superior value, characteristics that the Company is dedicated to maintaining.

FINANCIAL HIGHLIGHTS

	Year Ended December 31,
(In US$ million except per share amounts)	2004	2003	2002	2001	2000
Net sales	$218.5	$218.4	$227.8	$227.8	$157.6
Income (loss) from continuing operations(1)	$2.9	$(8.7)	$(0.4)	$(29.5)	$(0.5)
Income from discontinued operations	$—	$—	$17.6	$2.0	$3.5
Net income (loss) (1)	$2.9	$(8.7)	$17.2	$(27.5)	$3.0
Shareholders’ equity	$57.2	$53.1	$59.0	$39.0	$63.4
Income (loss) per share
Continuing operations
Basic	$0.40	$(1.16)	$(0.05)	$(4.39)	$(0.08)
Diluted(2)	$0.39	$(1.16)	$(0.05)	$(4.39)	$(0.08)
Discontinued operations	$—	$—	$2.52	$0.29	$0.52
Net income (loss) per share	$0.40	$(1.16)	$2.47	$(4.10)	$0.44

(1)	Loss from continuing operations and net loss for the year ended December 31, 2004 and 2003 includes a charge of $2.8 million and $3.9 million, respectively related to stock-based compensation expense.
(2)	The restricted shares and stock options outstanding at December 31, 2003 have not been included in the computation of diluted earnings per share because to do so would be anti-dilutive for the year ended December 31, 2003.

CONTENTS

THE DSG MANAGEMENT TEAM	3
Executive and Non-Executive Directors of DSG

TO OUR SHAREHOLDERS	4
Report on the highlights of 2004 and the outlook for 2005 by Brandon Wang, Chairman

OPERATIONS	6
Report of DSG’s operations worldwide in 2004

OPERATING AND FINANCIAL REVIEW AND PROSPECTS	9

SELECTED CONSOLIDATED FINANCIAL DATA	23

MANAGEMENT REPORT	25
by Peter Chang, Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
by Deloitte & Touche LLP

CONSOLIDATED BALANCE SHEETS	27

CONSOLIDATED STATEMENTS OF OPERATIONS	29

CONSOLIDATED STATEMENTS OF CASH FLOWS	31

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY	33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	34

SHAREHOLDER INFORMATION	61

DSG COMPANIES	62
DSG Corporate addresses worldwide

THE DSG MANAGEMENT TEAM

DSG EXECUTIVE DIRECTORS	DSG OFFICERS

Brandon S L Wang	George Jackson
Member of Executive Cabinet, Chairman and	Chief Executive of North American operations
Chief Executive Officer
Patrick Wong
Johnny S L Tsui	Chief Executive Officer – South East Asia
Member of Executive Cabinet, Chief Operating
Officer of Greater China and	Steven Pankow
Company Secretary	Executive Vice President of Sales & Marketing
of North American operations
Patrick K Y Tsang
Member of Executive Cabinet and
Chief Operating Officer of Europe

Terence Y F Leung
Member of Executive Cabinet

Peter Chang
Member of Executive Cabinet, Chief Financial
Officer and Chairman of North American operations

DSG NON-EXECUTIVE DIRECTORS

Anil Thadani
Chairman of Symphony Capital Partners (Asia)
Limited, Hong Kong

Owen Price
Formerly Managing Director of Dairy Farm
International Holdings, Hong Kong
(retired in 1993)

TO OUR SHAREHOLDERS

The year of 2004 is marked as one of significant changes in our Company’s history. Begun in 2003, we have set some aggressive initiatives across all aspects of our operation. These initiatives can be categorized as “Re-focus”, “Re-tooling” and “Re-structuring”.

Our 2004 annual report discusses some of the accomplishments from the initiatives and as well as the challenges encountered and the ones we will continue to face.

Overall, I am encouraged to see the improvement by implementing these initiatives and I am convinced that the success of these initiatives will continue to strengthen our financial performance and assist the Company to meet the new challenges.

Financial Review

Net sales in 2004 were $218.5 million which was essentially at the same level as last year. In 2004, the Company recorded a net income of $2.9 million compared to a net loss of $8.7 million in 2003. The net sales grew 14% in the Asian markets from the year before and the sales also increased by 19% in Europe although on a smaller base. However, the sales growth in those regions were offset by the shortfall in the Company’s North American markets primarily due to the decision to exit the unprofitable institutional adult incontinence business. It is very commendable that the Company managed to grow 14% in sales in Asian markets despite the intense competition. This better than expected success was primarily the fruit from the “Re-focus” to the needs of the consumers and “Re-tooling” to improve product performance and feature upgrades.

The operating income of $2.2 million in 2004 was a substantial improvement from last year at a loss of $6.1 million. This is where we realized the pay off from “Re-structuring” initiatives. The result of cash flow improvement will enable the Company to continue to fund the various investment projects.

Operations

North America

This year the Company’s North American operations completed one of the re-structuring initiatives by exiting the unprofitable institutional incontinence business and a plant closure through the consolidating effort. The completion of this phase made the manufacturing capacity and overhead cost structure more closely aligned with current sales level. At the same time, the Company continued to focus the sales growth by expanding its private label (corporate brand) baby diaper and training pant business.

Asia

The brand awareness and brand building effort started in late 2003 in this region brought a promising reward for us in 2004. The net sales grew by 14%, a remarkable sales uplift, resulted in an improvement of operating income from $2.3 million in 2003 to $4.2 million in 2004. Our “Re-focus” to the needs of the consumers and “Re-tooling” to improve the product performance and added product features enabled us to enjoy the double digit volume growth.

Europe

Europe remains to be a very tough market for the Company. The sales in 2004 although improved by 19% over last year, but it is on a small base. The Company will continue to evaluate strategic viable alternatives.

Outlook

The competitive market conditions within our industry in 2004, coupled with the sharp increase of operating and raw material costs, presented significant challenges for the Company. However, our operations worldwide demonstrated their abilities to endure these conditions by adopting and implementing several key initiatives. We have managed to improve our operating cost structure to be more competitive, we have managed to grow sales volume in most of our key markets and we have managed to build capacities in high growth markets. Based on the experience gained and the financial performance improvement achieved in the year, we are confident that our business strategies are working, particularly under this tough competitive environment.

Looking at 2005, most indications are that the same challenges encountered in 2004 will continue to be here in 2005. These are significant challenges. However, we believe that by striving to focus on our business growth, by striving to drive the cost down, by striving to make our foundation healthy; all of these will enable us to deliver a better value for our shareholders.

On behalf of the entire DSG management team, I thank all shareholders for your continued support and trust.

Brandon Wang

Chairman

OPERATIONS

DSG International Limited and its subsidiaries, first established in Hong Kong in 1973, is one of the world leading companies specialized in manufacturing disposable baby diapers, training pants and adult incontinence products. The Company now operates eight manufacturing facilities in North America, Asia and Europe with extensive distribution activities around the world. The Company classified its operations into four segments in North America, Asia, Europe, and Shanghai, PRC joint venture based on its nature of activities.

The principal raw materials for the Company’s disposable products are fluff wood pulp and super absorbent polymer. Other raw materials include polyethylene back-sheets, cloth-like breathable back-sheets, polypropylene non-woven liners, adhesive closure tapes, mechanical closure tapes, hot melt adhesive, elastic, aloe vera and tissue.

There are different marketing and distribution strategies for each geographic segment of the Company, however, the Company’s fundamental strategies are:

•	producing high quality and value-added products for consumers.

•	providing healthy profit margins to distributors and retailers.

•	low cost manufacturer with continuous improvement.

•	responding intelligently to change in the marketplace.

NORTH AMERICA

This year, the Company continued its successful effort to strengthen the North American operation. All the programs, systems, and other measures put in place to improve productivity, efficiency, product quality, customer service, and operational effectiveness have shown positive results. The Company continued to focus on aligning manufacturing capacity and overhead costs to current net sales level and market potential. The Company will continue to see positive impacts in 2005 from manufacturing effectiveness and supply chain improvements; however, the overall operating environment will be very challenging during 2005 with the expected continuation of significant raw material and packaging upward pricing pressure caused by the market price of crude oil remaining over $50/barrel.

The net sales for the year 2004 were $143.0 million compared with $152.5 million in 2003. The decrease in 2004 sales was attributable to the Company’s decision to exit the lower margin institutional adult incontinence business, the continued decline in proprietary branded sales, and the continued decline in overall category dollar sales driven by reduced consumer pad usage per day, the intense retail price war, and reduced retail price spreads between the corporate brands and the national brands. Operating income increased by $3.9 million in year 2004 versus 2003. The overall reduction in net sales for corporate and company brands was offset by lower overhead and promotional costs. In addition, the Company invested significantly in product materials and formulation to continue to keep pace with changes in the marketplace and to exceed consumers wants for more supreme like features.

The Company continued to grow sales and to expand its private label (corporate brand) baby diaper and training pant business, while maintaining several key customers and markets on their branded business. On the corporate brand side, the Company continued to strengthen its existing private label partnerships with major retailers like Wal-Mart USA, Wal-Mart Canada, Kroger, Walgreens, Giant Eagle, Meijer, Aldi, etc. The Company’s FITTI® brand remains very strong, showing growth over 2003 in the leading U.S. retail markets of New York and New Jersey. The Company continued to add new products and product features in the area of disposable baby products. Included were new diapers with a wide “stretch-ear” fastening system, the first custom printed cover, wetness indicators, a better fitting chassis, and a Dry-Lock™ dryness layer. Significant changes in materials and product formulation were made to provide faster absorbing and dryer-to-the-touch products; while controlling costs in the face of the rapidly rising raw material costs. The Company looks forward to further expanding existing retail partnerships while adding prestigious new customers to their list in the coming year.

In the retail adult incontinence class of trade area, the Company continued to pursue its successful strategy to provide key retailers and consumers with product technology that is superior to what other manufacturers can currently provide. However, during 2004 the Company also executed a strategy to exit the institutional supply segment of the category where profit margins were unacceptable.

In line with the Company’s global fundamental marketing strategies, the Company’s North American operations provide its customers high quality products and superior service with satisfactory profit margin.

The Company’s principal brand names in North America are DRYPERS® and FITTI® for disposable baby diapers and training pants.

ASIA

2004 was a promising year for the Company’s operation in Asia. The Company’s sales were up by 14.4% and operating income improved by $1.8 million to $4.2 million in 2004. In December 2004, the Company’s South East Asian operations announced its plan of initial public offering of shares of the Company’s Thailand subsidiary which includes our Malaysia, Singapore and Indonesia operations, in the Stock Exchange of Thailand, which is expected to be completed in 2005. The Company’s sales increased from $62.4 million in 2003 to $71.3 million in 2004. Most of the sales growth was contributed from the operations in Thailand and the PRC. Although the market is very competitive in Asia, the Company has successfully built up brand value in the markets with specifically targeted marketing and sales programs in spite of continued aggressive pricing discounts from competitors.

In the Asian markets, the Company provides consumers with a different range of products with retail price differentiation to maintain its competitiveness against other local brands. The Company also has flexibility in tailoring packaging, brand and product features to coincide with advertising and promotional activities. This flexibility helps to cope with different demands in various markets in the region. Although competition and pricing pressure has become more intense in the region, the Company believes that there is great potential for sales growth due to projected population growth figures, lower diapers conversion rate and growing economy. As a pioneer and world class manufacturer in the region, the Company has an advantage in entering and expanding in these markets by cultivating disposable diaper usage and establishing its brands at an early stage through strategic advertising and promotional activities.

The Company’s major brands for disposable baby diapers in Asia are FITTI®, PET PET®, COSIFITS®, FITTI® Basic, BABY LOVE® and BABYJOY®. Besides, the Company manufactures private label disposable baby diapers for some reputable retailers. The Company also produces and distributes adult incontinence products in Asia under the brand names DISPO 123™, HANDY™, CERTAINTY® and CERTAINTY® Guard.

EUROPE

The Company’s net sales in Europe were $4.2 million in 2004 compared to $3.5 million in 2003. The increase of sales were primarily attributed to a concerted effort on promotional activities with the retailers. However, the cost of the promotion activity along with the sharp increase of raw material costs, negatively impacted on the operating cost resulting in an operating loss of $1.0 million.

The Company’s brands in Europe for baby diapers are FITTI®, COSIFITS® and CARES®. The Company works on strategy of selected presence of branded and private label disposable baby diapers business in the United Kingdom and continues to seek market opportunities and niches in the region. The Company acknowledges that based on the current size of its operations it will be difficult to gain the market share from major global competitors.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis should be read in conjunction with the selected consolidated financial data and the consolidated financial statements and related notes which appear elsewhere in this Annual Report.

General

The Company’s revenues are primarily derived from the manufacture and sale of disposable baby diapers, training pants and adult incontinence products in North America, Asia and Europe, both under its own brands and private label brands of major retailers.

The Company is not taxed in the British Virgin Islands where it is incorporated. The Company’s subsidiaries are subject to taxation in the jurisdictions in which they operate.

The consolidated financial statements of the Company are prepared in U.S. dollars, and the majority of its revenues are received and expenses are disbursed in U.S. dollars. Because certain of the Company’s subsidiaries account for their transactions in currencies other than U.S. dollars, the consolidated balance sheets contain foreign currency translation adjustments and the consolidated statements of operations contain realized exchange gains and losses due to exchange rate fluctuations.

The Company sold its Australian operations in December 2002. Consequently, the results of the Company’s Australian subsidiaries are presented as discontinued operations. References to the Company refer to its continuing operations, with the exception of the discussions regarding discontinued operations below.

In December 2004, the Company reorganized its subsidiary structure in the Southeast Asia region. Upon completion of the reorganization, the Company’s directly and majority-owned subsidiaries in Malaysia, Singapore and Indonesia are now subsidiaries of DSG International (Thailand) Ltd. (“DSGT”). DSGT and its subsidiaries are accounted for by the Company as entities under common control. Shares were swapped in the intercompany transaction to accomplish the corporate reorganization. As part of the reorganization, a dividend of $2.6 million was paid to the minority shareholders. In addition, directors and certain key employees of the Company purchased shares in DSGT for $326,000. The Company recognized compensation expense of $2.0 million for the difference between the issuance price and fair value and a gain on the sale of shares of subsidiary of $1.5 million. Prior to the sale of shares to related parties, the Company owned approximately 88% of DSGT. As a result of these transactions, the Company now owns approximately 82% of DSGT.

On December 22, 2004, DSGT filed a registration statement and draft prospectus with the Securities and Exchange Commission, Thailand and the Stock Exchange of Thailand (“SET”) proposing a public offering of shares of DSGT on the SET. The Company expects to complete the public offering of additional new shares on the SET in 2005 and expects to continue to have a majority ownership of DSGT after the completion of the public offering. The Company will likely have gains on the sale of stock in connection with this public offering in 2005.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Industry Trends

The Company believes that the most significant industry trends are:

•	fluff wood pulp costs and other raw material costs increased in 2004. It is anticipated that these raw material costs will continue to increase in 2005. The Company’s gross profit margin may be adversely affected if selling prices are not adjusted or if such adjustments significantly trail the cost increases;

•	increasing demand for cloth-like breathable back-sheet, elasticated ear patch with a mechanical closure system, and thin absorbent core products, which the Company is meeting through machine modifications and product development effort;

•	the domination of industry leaders in most of the Company’s markets pressures retailers’ margins. The Company is finding it more difficult to respond to highly competitive market conditions.

The Company is unable to predict whether the industry trends noted above would have a material effect on its future financial condition or results of operations and, if so, whether such an effect will be positive or negative.

Forward-looking Statements

Certain written and oral statements made by the Company and its management may be considered “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this Annual Report on Form 20-F, public releases of information and other filings with the Securities and Exchange Commission. Generally, words such as “anticipate”, “estimate”, “will”, “project”, “expect”, “believe” and similar expressions identify forward-looking statements. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience or our present expectations. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk Factors

Among the factors that have a direct effect on the results of operations and financial condition of the Company are the following:

1. Raw Material Cost

The upward trend for the major raw material components continued in 2004. The operating results in all of our segments were affected adversely by this factor. Most raw materials used by the Company are oil based by-products which are highly volatile both in price and unpredictable demand. In addition to maintaining multiple sources, the Company has entered into various short-term supply contracts to effectively manage the volatility on supply and pricing. While the Company continues to implement programs to drive the cost out, it is difficult to predict that these measures are adequate to offset raw material cost increases and shortage of supplies.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

2. Branded Product Innovation

Patents and other intellectual property rights are an important competitive factor in the disposable diaper market, mostly because of the industry emphasis on product innovations. Patents held by main competitors could severely limit the Company’s ability to keep up with branded product innovations, by prohibiting the Company from marketing product with comparable features.

3. Pricing and Volumes

The market position of the Company’s main global competitors, the Procter & Gamble Company (“P&G”) and Kimberly-Clark Corporation (“KC”), relative to the Company, varies from one geographic area to another; but due to their substantial financial, technical, marketing, manufacturing, logistics and personnel resources, both of these major manufacturers have the ability to exert significant influence in price and volumes, and gain substantial market share in any of their marketing areas. They have heavily promoted diapers in the multi-pack configuration. These packages offer a lower unit price than previously available to the retailer and consumer. It is possible that as a consequence of this strategy, in those geographic markets in which the main competitors have adopted it, the Company may realize lower selling prices and/or lower sales volume. As a result, the intense competition in the markets may result in pricing pressure, lower sales and reduced margins. The Company’s business and operating results could be materially and adversely affect by these continuing competitive pressures and the Company may be unable to compete successfully with these main competitors in the future.

In early 2005, both P&G and KC had announced price increases of approximately 5%. This increase is attributed to the substantial increased costs of raw material. Although it presents opportunities for the Company to improve its margin, there is no guarantee that the Company can be successful in achieving price increases.

4. Increased Cost

On May 21, 2001, the Company entered into an agreement with P&G to settle any potential liability of the Company which may have existed with respect to any past infringement on P&G patents prior to January 1, 2001 and to agree on royalty payments relating to sales on certain of the Company’s products in the Asian Pacific and Australian region after December 31, 2000. A similar agreement with P&G was entered into in 1998 relating to the North American region that provides for payments of royalty fees based on a percentage of certain products sold after December 31, 1997 within the North American region.

On September 12, 2003, the Company entered into another agreement with P&G to resolve any possible dispute between the parties related to a patent. This agreement grants a royalty bearing non-exclusive rights to use certain features for certain products produced by the Company’s North American region. The royalty fee is calculated based on percentage of the products sold and recorded as selling, general and administrative expenses in the consolidated statements of operations.

The Company believes that the royalty being charged by P&G under its respective license agreements is approximately the same royalty that will be paid by its major competitors for similar patent rights. However, these royalties will continue to have an adverse impact on the Company’s future financial condition and results of operations as compared to pre-settlement.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

5. Increased Financial Leverage

The Company’s short and long-term debts were $51.9 million as of December 31, 2004, an increase of $15.9 million from $36.0 million last year. The debts bear various interest rates as of December 31, 2004, ranging from 2.3% to 8.5%. The existing level of the Company’s financial leverage could adversely affect the Company’s ability to obtain additional financing for working capital, acquisitions or other purposes and could make the Company more vulnerable to economic crisis in the different geographical markets and to competitive pressures from its main competitors. The global uprising trend in interest rates could also adversely affect the Company’s performance.

As a substantial portion of the Company’s available cash from operations will have to be applied to meet debt service requirements, the Company’s liquidity could be affected as well as its ability to fund capital expenditures. Notwithstanding, the Company believes that its cash flow from operations and other sources of liquidity will be adequate to meet its requirements for working capital, capital expenditures, interest payment and scheduled principal payment for the foreseeable future. However, if the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or obtain additional financing. There is no assurance that this additional financing could be obtained or if obtained, would be on terms favorable for the Company.

6. Litigation Risk

As the Company operates in an industry in which patents are numerous and are enforced vigorously, the Company and its subsidiaries are from time to time involved in legal matters.

The Company is currently not defending itself in any significant litigation matters. Although it cannot be certain, in management’s opinion, none of the legal proceedings in which the Company is currently involved, individually or in the aggregate, is expected to have a material adverse effect on the Company’s business, financial condition or results of operation.

7. Worldwide Political, Economic, Legal and Other Uncertainties

The Company is incorporated in the British Virgin Islands and has operating subsidiaries incorporated in Hong Kong, the United States, the United Kingdom, the People’s Republic of China (“PRC”), Thailand, Indonesia and Malaysia. The Company manufactures and distributes baby diapers, training pants and adult incontinence products in North America, Europe, Greater China and South East Asia regions. The global operations may render the Company subject to political, economic risks and legal uncertainties, including the changes in economic and political conditions and government policies; wars, civil unrest, acts of terrorism and other conflicts; changes in tariffs, trade agreements and taxation and limitation of repatriation of funds due to foreign exchange controls. The occurrence or consequences of any of the aforesaid factors may restrict the Company’s ability to operate in the affected region and decrease the profitability of the Company’s operations in that region.

Related Party Transactions

As of December 31, 2004, the Company had a payable balance of $37,000 to Mr. Brandon Wang, Chief Executive Officer. This payable balance was classified as other current liabilities. The Company repaid $1.2 million to Mr. Brandon Wang during 2004.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

During 2003, Mr. Brandon Wang, the Company’s Chief Executive Officer, and a Trust controlled by him repaid the entire shareholder loan, which had an outstanding balance of $8.6 million on December 31, 2002. To repay the shareholder loan, Mr. Wang used funds from a shareholder dividend paid by the Company in March 2003, shares sold back to the Company and net proceeds from the sale of his London residence.

On March 19, 2003, 375,000 restricted shares were granted to Mr. Wang under the Company’s Equity Participation Plan. These restricted Ordinary Shares were considered bonus shares that had a six-month vesting period from the date of grant. After expiration of the vesting period on September 23, 2003, Mr. Wang sold these restricted Ordinary Shares back to the Company at the prevailing market price of $7.01 per share. Mr. Wang received payment of $5.00 per share ($1.875 million) at the time of the share repurchase. The Company has a remaining balance of $754,000 due Mr. Wang on the 375,000 restricted Ordinary Shares of $2.01 per share as of year ended December 31, 2003.

On March 20, 2003, the Board of Directors of the Company authorized the purchase of the London residence of Mr. Wang, for its fair market value of $12.3 million as determined by an independent appraiser. The net proceeds of this transaction of $5.7 million was used by Mr. Wang to repay a portion of the shareholder loan due to the Company. The Board of Directors authorized Mr. Wang and his wife’s use and lease of this London property from the Company at a market rate of $36,000 per month.

In 2004 and 2003, the Company received rental income of $432,000 and $216,000, respectively, from Mr. Brandon Wang and his wife for the use and lease of the London property.

During 2003 and 2002, Mr. Wang and a trust controlled by him repaid $8.6 million and $4.1 million, respectively, to the Company. In 2002, the Company advanced $1.9 million to Mr. Wang and to a trust of which he is a beneficiary. These advances were made under a loan and security agreement in which the Company agreed to make loans to Mr. Wang from time to time, subject to any limit on such loans which may be imposed by the Board of Directors. The loans were repayable on demand evidenced by promissory notes bearing interest at a rate equal to 1.5% over LIBOR or such other rate that the Board of Directors and the borrower shall agree in writing. Interest of $81,000 and $230,000 was charged on these advances in 2003 and 2002, respectively.

As a result of these series of transactions and the remaining payable balance of $754,000 due to shares repurchased from Mr. Wang, the Company had a balance of $1.2 million payable to Mr. Wang and a Trust controlled by him as of December 31, 2003.

In 2004, certain directors and key employees of the Company purchased shares of the Company’s Thailand subsidiary at amounts below market value. The Company recognized $2.0 million of compensation expense related to this transaction.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Results of Operations

The following table sets forth the percentage of net sales represented by the specified components of income and expense for the years ended December 31, 2004, 2003 and 2002:

	Year Ended December 31,
	2004	2003	2002
Net sales	100.0%	100.0%	100.0%
Cost of sales	73.7	75.2	74.8

Gross profit	26.3	24.8	25.2
Selling, general and administrative expenses	(24.5)	(27.4)	(23.5)
Restructuring costs and impairment loss	(0.7)	—	(0.6)
Gain (loss) on disposals of property, plant and equipment	(0.1)	(0.1)	0.1

Operating income (loss)	1.0	(2.7)	1.2
Interest expense	(0.9)	(0.7)	(0.9)
Interest income	0.1	0.1	0.1
Exchange gain (loss)	(0.8)	0.2	0.2
Gain on sale of shares of subsidiary	0.7	—	—
Other income (expense), net	0.2	0.1	—

Income (loss) from continuing operations before income taxes and minority interests	0.3	(3.0)	0.6
Provision for income taxes	1.3	(0.5)	(0.2)
Minority interest	(0.3)	(0.5)	(0.5)

Income (loss) from continuing operations	1.3	(4.0)	(0.1)
Discontinued operations
Income from discontinued operations before income taxes (including gain on disposal of 6.8% in 2002)	—	—	8.3
Provision for income taxes (including tax on gain on disposal of 0.3% in 2002)	—	—	(0.6)

Income from discontinued operations	—	—	7.7

Net income (loss)	1.3%	(4.0)%	7.6%

Comparison of 2004, 2003 and 2002

The Company’s net sales in 2004 were $218.5 million which was equivalent with last year. The sales growth in the Asian markets were up 14% which was offset by the shortfall in the Company’s North American markets, due partly to the exit of the unprofitable institutional adult incontinence business in the North America and declined sales in proprietary brands. Sales in Europe increased by 19% in 2004 versus 2003.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

The Company’s gross margin in 2004 was improved by 1.5% compared with 2003. This gain was attributed primarily from the reduction of excessive manufacturing overhead in North American operations. Selling, general and administrative expenses as a percentage of net sales was 24.5% in 2004 which was lowered by 2.9% compared with 2003. In 2003, the Company included stock based compensation of $3.9 million and $0.5 million in transaction costs related to the purchase of real estate property. Excluding the stock based compensation for both years and the transaction cost in 2003, the selling, general and administrative expenses as a percentage to net sales would have been 23.7% in 2004 and 25.4% in 2003.

During 2004, the Company reduced $5,276 of its valuation allowance previously recorded for our U.S. net operating loss carryforwards. In our opinion, it is more likely than not that the Company will utilize the tax loss carryforwards.

During 2004, the Company underwent a major restructuring to re-align manufacturing capacity and overhead cost structure in our North American operation resulting in a total cost of $1.5 million for the plant closure; Drypers trademark impairment and impairment of assets held-for-sale. Interest expense increased from $1.5 million in 2003 to $1.9 million in 2004 due to debt levels increasing from $36.0 million at December 31, 2003 to $51.9 million at December 31, 2004. An exchange loss of $1.7 million was realized in 2004 due to unfavorable fluctuation of foreign currencies against the US Dollar in 2004. The Company recognized a gain on sale of shares of subsidiary to the Company’s directors and certain key employees of $1.5 million in 2004.

Net sales of the Company in 2003 were $218.4 million which was 4.1% lower than 2002. The majority of the decline was in the Company’s North American business due to the decrease in branded label business that declined at a faster pace than the increase in private label business. The sales in Greater China (the PRC and Hong Kong) had a moderate growth of 12% in 2003. The sales growth in South East Asian markets was flat. Sales in the Thailand market showed remarkable growth of 11% but this was offset by sales declines of 9% due to intense pricing competition in the Malaysian and Indonesian markets. The volume continued to decrease by 10% in European markets in 2003.

The Company’s gross profit margin in 2003 from the continuing operations declined by 0.4% to 24.8% from 25.2% in 2002. The decline was attributable to the combination of lower sales volume and an unfavorable sales mix to lower margin products, especially in the North American business. Selling, general and administrative expenses as a percentage of net sales from continuing operations increased by 3.9% from 23.5% to 27.4% in 2003. This increase was mainly due to additional charges to the Company’s stock-based compensation expense of $3.9 million, transaction costs incurred on the purchase of the London property of $496,000 and a television advertising campaign of $1.5 million in the PRC.

The Company incurred an impairment loss of $78,000 on long-lived assets related to assets held-for-sale in the North American operations in 2003. Debt levels increased from $24.3 million as of year ended December 31, 2002 to $36.0 million as of year ended December 31, 2003. However, the interest expense decreased to $1.5 million in 2003 from $2.0 million in 2002 due to lower borrowing rates and increased debt levels in the fourth quarter of 2003.

Geographic Segment Information

As the results of the Company’s operations differ significantly from one market to another, the following discussion considers the Company’s results in each of the geographic regions in which it operates. The tables below set forth the Company’s net sales and operating income in each geographic region in 2004, 2003 and 2002, and the percentage change over the preceding period:

1. North America

	Year Ended December 31,			Increase/(Decrease)
	2004	2003	2002	2004	2003	2002
	(Dollars in thousands)
Net sales	$142,977	$152,534	$161,528	(6.3)%	(5.6)%	1.9%
Operating income	7,121	3,239	4,290	120.0	(24.5)	—

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

The Company’s net sales were $143.0 million in 2004 compared with $152.5 million in 2003. This decline was attributed to the decline in proprietary branded sales and the exit of the low margin institutional adult incontinence product business. Gross profit margin increased to 22.2% in 2004 compared with 20.6% which was attributed to improved operational effectiveness and the Company’s continued focus on offering the marketplace a world class product at the lowest attainable manufactured cost. Selling, general and administrative expenses as a percentage of net sales in 2004 decreased to 18.2% from 19.0% a year ago, primarily due to the Company’s focus on aligning overhead expenses to net sales. As a result, operating income for the year 2004 increased by $3.9 million to $7.1 million compared with $3.2 million of the previous year.

The Company’s net sales were $152.5 million in 2003 compared with $161.5 million in 2002. Gross profit margin was 20.6% in 2003 compared with 22.5% in 2002. This decline was attributed to excess manufacturing capacity and the Company’s investment in the enhancement of product features and performance to meet competitive offerings in the marketplace. Selling, general and administrative expenses as a percentage of net sales in 2003 decreased to 19.0% from 19.9% in 2002. This decrease was attributable to the decrease in net sales as overall expenses fell year on year. Operating income for the year 2003 decreased by $1.1 million from 2002 to operating income of $3.2 million.

2. Asia

	Year Ended December 31,			Increase/(Decrease)
	2004	2003	2002	2004	2003	2002
	(Dollars in thousands)
Net sales	$71,309	$62,351	$62,138	14.4%	0.3%	(1.3)%
Operating income	4,153	2,317	4,543	79.2	(49.0)	(11.3)

The Company’s net sales increased by 14.4% to $71.3 million in 2004 from $62.4 million in 2003. The Company’s sales recorded rapid growth in the PRC and Thailand markets in 2004. Although facing the intense price competition in Malaysian market, the Company was successful in improving distribution channels by product re-positioning and brands consolidation to capture a high single digit volume growth in the market in 2004. On the other hand, the Company faced fierce price competition in Indonesian market, which negatively affected the Company’s sales. Sales in Hong Kong and Singapore were still sluggish due to the low baby birth rate and competition.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

The Company’s gross profit margin in Asia was slightly decreased by 0.8% due to products feature improvement without passing on all the increased costs to customers. The Company’s selling, general and administrative expenses as a percentage of sales decreased from 30.8% in 2003 to 27.8% in 2004. This improvement, despite the additional expenses incurred for the relocation of the Thailand production facilities, was primarily accomplished by the substantial increase of volume. As a result, operating income increased by $1.8 million from $2.3 million in 2003 to $4.2 million in 2004.

The Company’s net sales in Asia increased marginally by 0.3% to $62.4 million in 2003. The lower baby birth rates and outbreak of Severe Acute Respiratory Syndrome in Asia adversely impacted the sales in Hong Kong and Singapore. However, sales in the PRC and Thailand recorded double-digit growth of 17.0% and 11.0%, respectively, in 2003. The Company’s sales in the Malaysian market were negatively affected by intense price competition. However, the Company improved the gross profit margin in Malaysian operation by 5.0% in 2003 to 31.0% as a result of improved production efficiencies. On the other hand, selling, general and administrative expenses as a percentage of net sales increased to 30.8% in 2003 from 25.3% last year mainly due to increased advertising expenses of $2.0 million to build brand awareness in the PRC market. As a result, operating income decreased by 49.0% to $2.3 million in 2003 from $4.5 million last year.

3. Europe

	Year Ended December 31,			Increase/(Decrease)
	2004	2003	2002	2004	2003	2002
	(Dollars in thousands)
Net sales	$4,189	$3,525	$4,131	18.8%	(14.7)%	(33.6)%
Operating loss	(1,035)	(929)	(876)	11.4	6.1	(35.6)

The Company’s net sales in Europe were $4.2 million in 2004 compared to $3.5 million in 2003. The increase of sales were primarily attributed to a concerted effort on promotional activities with the retailers. However, the cost of the promotion activity along with the sharp increase of raw material costs, negatively impacted on the operating cost resulting in an operating loss of $1.0 million.

The Company’s net sales in Europe were $3.5 million in 2003 compared to $4.1 million in 2002. The Company has scaled back its operations in Europe, but continues to market branded and private label disposable baby diapers in the United Kingdom. The Company’s operating loss for the year 2003 was $0.9 million which increased 6.1% compared with last year.

4. Shanghai, PRC Joint Venture

	Year Ended December 31,			Increase/(Decrease)
	2004	2003	2002	2004	2003	2002
	(Dollars in thousands)
Operating loss	$(448)	$(236)	$—	89.8%	—	—

OPERATING AND FINANCIAL REVIEW AND PROSPECTS – (Continued)

The Company’s joint venture investment in Shanghai is in set up stage and no sales or operations have commenced. It is anticipated to commence the operations during 4th quarter of 2005. The operating loss incurred related to start up expenses related to administrative expenses such as payroll, rent and travel expenses in 2004.

In April 2003, the Company entered into a joint venture agreement with Mitsubishi Corporation and Japan Absorbent Technology Institute of Japan to establish a manufacturing facility in Shanghai, PRC. The joint venture will engage in manufacturing disposable hygiene related products. The Japanese joint venture partners will provide the proprietary patents, related technology and certain raw materials. The invested capital of the investment is $5.0 million and the Company owns a 75% interest in the joint venture company.

In 2003, the Company’s joint venture in Shanghai, PRC had a loss of $236,000 related to expenditures for office rental, personnel and traveling expenses during the initial set up stage of operations.

The Company is accounting for the operation of the joint venture on a consolidated basis of accounting.

Liquidity and Capital Resources

The Company has cash and cash equivalent of $16.5 million at the year ended 2004, a decrease of $3.8 million from $20.3 million in 2003. The cash and cash equivalents were held by individual operations of the Company in their local currencies and were from time to time invested in interest bearing deposit accounts. The Company did not use any financial instruments for hedging.

Net cash provided by operating activities from continuing operations in 2004 was $7.5 million, including non-cash items of depreciation and amortization charge, stock-based compensation and impairment loss on long-lived assets of $8.4 million, $2.8 million and $0.9 million, respectively. The non-cash adjustment also included a gain on sales of shares of Thailand subsidiary to directors and certain key employees of the Company for $1.5 million during the restructuring of Thailand subsidiary, offset by a share of profit by minority shareholders of $599,000 in 2004. The decrease in cash flows was derived from a net increase in working capital components of $2.8 million from continuing operations in 2004 primarily due to an increase in accounts receivable, other receivables, inventories and prepaid expenses of $0.8 million, $0.9 million, $0.5 million and $1.0 million, respectively, as of December 31, 2004.

Net cash used in investing activities from continuing operations in 2004 was $23.5 million. The Company invested $21.7 million in capital expenditures which included $3.4 million for construction of a manufacturing facility in Thailand, $12.1 million for the manufacturing facility and machinery for the Shanghai, PRC joint venture, and $6.2 million for additions and modifications to machinery and equipment in the Company’s various other operations. In addition, the Company paid the payable to Mr. Wang, the Chief Executive Officer of the Company of $1.2 million in 2004. The Company had restricted cash of $1.7 million for the pledge against a banking facility of the Company’s Thailand subsidiary at December 31, 2004. In 2004, the Company received $781,000 from the sales of shares to the Company’s directors and certain key employees and capital contribution by the Thailand minority shareholders.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS – (Continued)

The Company had $19.1 million in short-term bank credit lines, out of total available credit facilities of $34.2 million, as of December 31, 2004. Short-term bank borrowings increased by $3.1 million in 2004 versus an increase of $4.9 million during 2003. The Company borrowed long-term debt of $23.2 million and repaid $11.7 million of long-term debt during 2004. The weighted average interest rate on borrowings at December 31, 2004 was 5.62% (5.45% in 2003). As part of the restructuring of the Company’s South East Asia operation in 2004, the Company paid a $2.6 million dividend to the minority shareholders of the Company’s Thailand and Indonesia subsidiaries. As a result, net cash provided by financing activities from continuing operation in 2004 was $12.1 million.

The Company’s primary sources of liquidity have been provided by internally generated funds and bank borrowings. In management’s opinion, the cash on hand of $16.5 million at December 31, 2004 plus expected cash flow from operating activities is sufficient to fund its liquidity, contractual obligations and commitments needs for the next twelve months. However, the Company may require periodic additional borrowings in order to finance expansions in Thailand and Shanghai, capital expenditure for the joint venture investment in Shanghai and additions and modifications to machinery and equipment, other investments or other business requirements.

Contractual Obligations and Commitments

As of the year ended December 31, 2004, the Company’s contractual obligations and commitments were summarized as follows:

	Payment due by year
	Total	2005	2006	2007	2008	2009 and thereafter
	(Dollars in thousands)
Short-term borrowings	$19,111	$19,111	$—	$—	$—	$—
Long-term debt	32,772	6,099	7,079	3,079	12,500	4,015
Operating leases	6,483	2,510	1,965	1,071	468	469
Purchase of license use right	500	500	—	—	—	—
Joint venture investment	606	606	—	—	—	—
Investment in PRC diaper plant	1,057	1,057	—	—	—	—
Capital expenditures	595	595	—	—	—	—
Interest payment obligations	5,100	1,568	1,288	1,094	919	231
Accrued raw materials purchase obligations	6,512	6,512	—	—	—	—

Total	$72,736	$38,558	$10,332	$5,244	$13,887	$4,715

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

New Accounting Pronouncements

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, which interprets Accounting Research Bulletin 51, “Consolidated Financial Statements”, and requires consolidation of certain entities in which the primary beneficiary has a controlling financial interest despite not having voting control of such entities. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 did not have a material impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that certain financial instruments that, under previous guidance, could be accounted for as equity classified as liabilities, or assets in some circumstances. This statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

In November 2004, the Financial Accounting Standards Board issued Statement No. 151, “Inventory Costs” (“SFAS No. 151”). SFAS No. 151 amends Accounting Research Bulletin No. 43, chapter 4, “Inventory Pricing”. It states that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current period charges. In addition, this statement requires that the allocation of overhead costs be based upon normal capacity for the production facilities and that any overhead costs not allocated due to lower production, be recognized as current period charges and not capitalized in inventory. The effective date of this statement is for fiscal years beginning after June 15, 2005. The Company does not believe the adoption of this statement will have a material impact on its financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement No. 153, Exchanges of Non-monetary Assets (“SFAS No. 153”). SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The effective date of this statement is for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement will not have a material impact on the Company’s financial statements.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

In December 2004, the Financial Accounting Standards Board issued Statement No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123 (R)”). This statement established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. In general, the accounting required by SFAS 123R is similar to that of SFAS 123. The major revision in this statement from the original statement is that companies will now be required to recognize compensation expense in their financial statements, typically over the vesting period.

On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the compliance date for SFAS 123R. The new rule requires the Company to adopt SFAS 123 by January 1, 2006. The Company does not expect the adoption of SFAS 123R to have a material impact.

In December 2004, the Financial Accounting Standards Board issued FASB Staff Position No. 109-1 (“FSP No. 109-1”). FSP 109-1 provides guidance on the application of FASB Statement 109, “Accounting for Income Taxes”, (“SFAS No. 109”), to the provision within the American Jobs Creation Act of 2004 (“the Act”) that provides a tax deduction on qualified production activities. In accordance with FSP No. 109, a qualified production activity deduction should be accounted for as a special deduction in accordance with SFAS No. 109. The effective date for FSP No. 109-1 was December 14, 2004 and did not have an impact in 2004. We expect that this will lower our future effective tax rate as this deduction will result in a permanent difference.

In December 2004, the Financial Accounting Standards Board issued FASB Staff Position No. 109-2 (“FSP No. 109-2”). FSP 109-2 provides guidance on the application of FASB Statement 109, “Accounting for Income Taxes”, (“SFAS No. 109”), to the provision within the American Jobs Creation Act of 2004 (“the Act”) that provides a one-time special tax deduction of 85% of certain foreign earning that are repatriated (as defined in the Act). FSP No. 109-2 allows a company time beyond the financial reporting period of enactment to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings for purposes of apply SFAS No. 109. The effective date for FSP No. 109-2 was December 21, 2004 and did not have an impact in 2004. We do not believe that FSP No. 109-2 will have a material impact on our financial statements in the future.

Significant Accounting Policies

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates and judgments, including those related to bad and doubtful debts, inventories, income taxes, impairment of assets, intangible assets and litigation. The Company bases its estimates and judgments on historical experience and on various other factors that the Company believes are reasonable. Actual results may differ from these estimates under different assumptions or conditions.

The following significant accounting policies encompass the more substantial judgments and estimates used in the preparation of the Company’s consolidated financial statements.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Bad and doubtful debts – The Company maintains allowances for its bad and doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers changed, changes to these allowances may be required, which would impact the Company’s future operating results.

Inventories – Inventories, consisting of finished goods, raw materials and packaging materials, are stated at the lower of cost or market with cost determined using the first-in, first-out method. The Company makes certain obsolescence and other assumptions to adjust inventory based on historical experience and current information. The Company writes down inventory for estimated obsolete or unmarketable inventory equal to the difference between the costs of inventory and estimated market value, based upon assumptions about future demand and market conditions. These assumptions, although consistently applied, can have a significant impact on current and future operating results and financial position.

Income taxes – The Company records a valuation allowance to reduce its deferred tax assets to the amount that the Company believes is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Impairment of assets – Effective from January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, issued by FASB. In accordance with the guidelines of this accounting standard, goodwill and indefinite-lived intangible assets are no longer amortized, and instead, are assessed for impairment on at least an annual basis. Purchased intangible assets other than goodwill and indefinite-lived intangible assets are amortized over their estimated useful lives, and reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. As a result, declines in fair value of long-term assets would result in impairment charges which would impact future operating results.

Litigation – The Company records contingent liabilities relating to litigation or other loss contingencies when it believes that the likelihood of loss is probable and the amount of the loss can be reasonably estimated. Changes in judgments of outcome and estimated losses are recorded, as necessary, in the period such changes are determined or become known. Any changes in estimates would impact its future operating results. Significant contingent liabilities, which the Company believes are at least possible, are disclosed in the Notes to the consolidated financial statements.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands except per share amounts)

	Year Ended December 31,
	2004	2003	2002	2001	2000
Statement of Operations Data
Net sales(1)	$218,475	$218,410	$227,797	$227,769	$157,613
Cost of sales	(160,955)	(164,310)	(170,422)	(178,413)	(117,711)

Gross profit	57,520	54,100	57,375	49,356	39,902
Selling, general and administrative expenses(2)	(53,646)	(59,815)	(53,613)	(58,561)	(37,569)
Restructuring costs and impairment loss	(1,491)	(78)	(1,390)	(6,356)	—
Gain (loss) on disposals of property, plant and equipment	(224)	(269)	244	(199)	223
Settlement of legal cases	—	—	—	(4,575)	—
Gain (loss) on disposal of subsidiaries	—	—	—	(672)	214

Operating income (loss)	2,159	(6,062)	2,616	(21,007)	2,770
Interest expense	(1,931)	(1,514)	(1,966)	(4,398)	(1,471)
Interest income	153	319	328	677	816
Exchange gain (loss)	(1,749)	536	506	(2,801)	(1,329)
Gain on sale of shares of subsidiary	1,468	—	—	—	—
Other income (expense), net	472	44	(68)	(459)	45

Income (loss) from continuing operations before income taxes and minority interest	572	(6,677)	1,416	(27,988)	831
Provision for income taxes	2,932	(1,016)	(502)	(1,117)	(1,255)
Minority interest	(599)	(987)	(1,269)	(424)	(141)

Income (loss) from continuing operations	2,905	(8,680)	(355)	(29,529)	(565)
Discontinued operations
Income from discontinued operations before income taxes (including gain on disposal of $15,525 in 2002)	—	—	18,977	1,993	3,830
Provision for income taxes (including tax on gain on disposal of $692 in 2002)	—	—	(1,377)	(27)	(302)

Income from discontinued operations	—	—	17,600	1,966	3,528

Net income (loss)	$2,905	$(8,680)	$17,245	$(27,563)	$2,963

Net income (loss) per share of common stock :
Basic
Income (loss) from continuing operations	$0.40	$(1.16)	$(0.05)	$(4.39)	$(0.08)
Income from discontinued operations	—	—	2.52	0.29	0.52

Net income (loss) per basic share of common stock	$0.40	$(1.16)	$2.47	$(4.10)	$0.44

Diluted(3)
Income (loss) from continuing operations	$0.39	$(1.16)	$(0.05)	$(4.39)	$(0.08)
Income from discontinued operations	—	—	2.52	0.29	0.52

Net income (loss) per diluted share of common stock	$0.39	$(1.16)	$2.47	$(4.10)	$0.44

SELECTED CONSOLIDATED FINANCIAL DATA - (Continued)

(in thousands)

	Year Ended December 31,
	2004	2003	2002	2001	2000
Weighted average number of shares outstanding
Basic	7,258	7,514	6,989	6,721	6,675
Diluted	7,433	7,652	6,989	6,721	6,675

The Company declared dividend of $0.70 per share during 2003.

(1)	The amount of sales incentives included as a deduction from sales in accordance with EITF No. 01-9, “Accounting for Consideration Given by a Vendor or a Customer (Including a Reseller of the Vendor’s Products)”, was $18,886,$21,470, $24,961, $26,686, $12,295 and $10,811 for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 respectively.
(2)	Selling, general and administrative expenses for the year ended December 31, 2004 and 2003 includes a charge of $2,804 and $3,901 related to stock based compensation expense, respectively.
(3)	The restricted shares and stock options outstanding at December 31, 2003 have not been included in the computation of diluted earnings per share because to do so would be anti-dilutive for the year ended December 31, 2003.

	December 31,
	2004	2003	2002	2001	2000
Balance Sheet Data
Working capital	$19,996	$13,171	$27,956	$3,144	$32,423
Total assets	151,734	132,728	129,867	138,648	111,409
Long-term debt	26,673	14,167	9,197	13,218	5,577
Shareholders’ equity	57,152	53,120	59,032	38,981	63,447

MANAGEMENT REPORT

To the Shareholders of DSG International Limited

The financial statements of the Company published in this report were prepared by the Company’s management, which is responsible for their integrity and objectivity. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required. The financial information elsewhere in this Annual Report is consistent with that in the financial statements.

The Company maintains a system of internal accounting controls and procedures adequate to provide reasonable assurance at an appropriate cost/benefit relationship that its transactions are properly recorded and reported, its assets are protected and its established policies are followed. This system is maintained by the establishment and communication of policies and a qualified financial staff.

Our independent registered public accounting firm, Deloitte & Touche LLP, are appointed by the Audit Committee of the Board of Directors and ratified by our Company’s shareholders. Deloitte & Touche LLP conducts its audit of the Company’s consolidated financial statements in conformity with standards of the Public Company Accounting Oversight Board (United States). The report of the independent registered public accounting firm, based upon their audit of the consolidated financial statements of DSG International Limited is contained in this Annual Report.

The Audit Committee of the Board of Directors, comprised solely of independent outside directors, meets with the independent registered public accounting firm and representatives from management to evaluate the adequacy and effectiveness of the audit functions, control systems and quality of our financial accounting and reporting.

Peter Chang

Chief Financial Officer

June 27, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and shareholders of DSG International Limited

We have audited the accompanying consolidated balance sheets of DSG International Limited and subsidiaries (the “Company”) as of December 31, 2004 and 2003 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Atlanta, Georgia

June 24, 2005

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$16,493	$20,282
Accounts receivable, less allowance for doubtful accounts of $2,478 in 2004 and $2,774 in 2003	29,835	28,970
Other receivables	2,248	1,596
Inventories	20,611	20,111
Prepaid expenses and other current assets	2,708	1,684
Income taxes receivable	661	260
Assets held-for-sale (Note 11)	7,833	—
Deferred income taxes	3,239	703

Total current assets	83,628	73,606

Property, plant and equipment – at cost:
Land	9,537	10,994
Buildings	15,231	20,722
Machinery and equipment	62,727	68,200
Furniture and fixtures	2,472	2,310
Motor vehicles	1,814	1,648
Leasehold improvements	1,938	2,644
Construction in progress	18,587	4,303

Total	112,306	110,821
Less: accumulated depreciation and amortization	53,842	58,038

Net property, plant and equipment	58,464	52,783
Restricted cash (Note 12)	1,736	—
Deferred income taxes	3,428	596
Other assets	2,313	2,527
Intangible assets	2,165	3,216

Total long-term assets	68,106	59,122

Total assets	$151,734	$132,728

CONSOLIDATED BALANCE SHEETS - (Continued)

(in thousands except shares and per share amounts)

	December 31,
	2004	2003
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$19,111	$15,583
Current portion of long-term debt	6,099	6,215
Accounts payable	21,097	19,941
Accrued advertising and promotion	6,604	7,635
Accrued payroll and employee benefits	2,808	2,583
Other accrued expenses	7,285	6,453
Income taxes payable	591	810
Other current liabilities (Note 16)	37	1,215

Total current liabilities	63,632	60,435

Long-term debt	26,673	14,167
Other non-current liability	314	303

Total non-current liabilities	26,987	14,470

Minority interest	3,963	4,703

Commitments and contingencies (Note 17)

Shareholders’ equity:
Ordinary shares, $0.01 par value – authorized 20,000,000 shares; issued and outstanding 7,258,316 and 7,258,316 shares in 2004 and 2003, respectively	73	73
Additional paid-in capital	19,140	18,927
Retained earnings	43,856	40,951
Unearned stock-based compensation (Note 19)	—	(638)
Accumulated other comprehensive loss	(5,917)	(6,193)

Total shareholders’ equity	57,152	53,120

Total liabilities and shareholders’ equity	$151,734	$132,728

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Net sales	$218,475	$218,410	$227,797
Cost of sales	(160,955)	(164,310)	(170,422)

Gross profit	57,520	54,100	57,375
Selling, general and administrative expenses	(53,646)	(59,815)	(53,613)
Restructuring costs and impairment loss	(1,491)	(78)	(1,390)
Gain (loss) on disposals of property, plant and equipment	(224)	(269)	244

Operating income (loss)	2,159	(6,062)	2,616
Interest expense	(1,931)	(1,514)	(1,966)
Interest income	153	319	328
Exchange gain (loss)	(1,749)	536	506
Gain on sale of shares of subsidiary (Note 3)	1,468	—	—
Other income (expense), net	472	44	(68)

Income (loss) from continuing operations before income taxes and minority interests	572	(6,677)	1,416
Provision for income taxes	2,932	(1,016)	(502)
Minority interest, net of tax of $107, $318 and $498 in 2004, 2003 and 2002, respectively	(599)	(987)	(1,269)

Income (loss) from continuing operations	2,905	(8,680)	(355)
Discontinued operations
Income from discontinued operations before income taxes (including gain on disposal of $15,525 in 2002)	—	—	18,977
Provision for income taxes (including tax on gain on disposal of $692 in 2002)	—	—	(1,377)

Income from discontinued operations	—	—	17,600

Net income (loss)	$2,905	$(8,680)	$17,245

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Net Income (loss) per share of common stock:
Basic
Income (loss) from continuing operations	$0.40	$(1.16)	$(0.05)
Income from discontinued operations	—	—	2.52

Net income (loss) per basic share of common stock	$0.40	$(1.16)	$2.47

Diluted
Income (loss) from continuing operations	$0.39	$(1.16)	$(0.05)
Income from discontinued operations	—	—	$2.52

Net income (loss) per diluted share of common stock	$0.39	$(1.16)	$2.47

Weighted average number of shares outstanding
Basic	7,258	7,514	6,989
Diluted	7,433	7,652	6,989

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Net income (loss)	$2,905	$(8,680)	$17,245
Other comprehensive income
Foreign currency translation adjustments	276	1,313	613

Comprehensive income (loss)	$3,181	$(7,367)	$17,858

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net income (loss) from continuing operations	$2,905	$(8,680)	$(355)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	8,440	7,920	7,596
Provision for doubtful accounts	31	1,183	1,454
Stock-based compensation	2,804	3,901	—
Impairment loss on long-lived assets	910	78	1,390
(Gain) loss on disposals of property, plant and equipment	224	269	(244)
Gain on sale of shares of subsidiary	(1,468)	—	—
Deferred income taxes	(5,369)	(115)	(462)
Minority interest, net of taxes	599	987	1,269
Accrued bonus payable	11	303	—
Other	1,231	507	470
Changes in working capital components from continuing operations, net of effects from sale of subsidiaries and acquisition of a business:
Accounts receivable	(826)	(441)	986
Other receivables	(869)	387	1,481
Inventories	(482)	3,021	6,952
Prepaid expenses and other current assets	(1,043)	243	(19)
Accounts payable	1,064	(7,478)	2,894
Accrued expenses	(1)	1,026	(5,634)
Income taxes payable	(625)	(1,072)	881

Net cash provided by operating activities from continuing operations	7,536	2,039	18,659
Net cash provided by operating activities from discontinued operations	—	—	4,729

Net cash provided by operating activities	7,536	2,039	23,388

Cash flows from investing activities
Expenditures for property, plant and equipment	(21,668)	(24,326)	(5,569)
Proceeds from disposals of property, plant and equipment	807	121	870
Advances to a shareholder	—	—	(1,868)
Repayments by a shareholder	—	8,551	4,061
Repayment to a shareholder	(1,178)	—	—
Capital contribution from joint venture partners	—	1,250	—
Capital contribution for Thailand subsidiary and sale of subsidiary shares	781	—	—
Increase in restricted cash in bank	(1,736)	—	—
Investment in license use right	(500)	(875)	(125)
Decrease (increase) in other assets	—	124	408

Net cash used in investing activities from continuing operations	(23,494)	(15,155)	(2,223)
Net cash provided by investing activities from discontinued operations	—	—	20,720

Net cash provided by (used in) investing activities	$(23,494)	$(15,155)	$18,497

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from financing activities
(Decrease) increase in short-term borrowings	$3,136	$4,935	$(11,846)
Increase in long-term debt	23,220	12,441	—
Repayment of long-term debt	(11,650)	(5,773)	(7,113)
Repurchase of shares	—	(5,282)	—
Dividend paid	—	(5,715)	—
Due to a shareholder for share repurchases	—	1,215	—
Dividend paid to minority shareholders	(2,603)	(146)	(167)

Net cash (used in) provided by financing activities from continuing operations	12,103	1,675	(19,126)
Net cash used in financing activities from discontinued operations	—	—	(618)

Net cash (used in) provided by financing activities	12,103	1,675	(19,744)

Effect of exchange rate changes on cash and cash equivalents	66	218	—

Increase (decrease) in cash and cash equivalents	(3,789)	(11,223)	22,141
Cash and cash equivalents, beginning of year	20,282	31,505	9,364

Cash and cash equivalents, end of year	$16,493	$20,282	$31,505

Supplemental disclosures of cash flow information
Cash paid during the year for:
Continued operations:
Interest	$1,872	$1,547	$1,874
Income taxes, net of tax refund	2,400	2,469	14
Discontinued operations:
Interest	—	—	305
Income taxes	—	—	385

Non-cash transactions

Additions to property, plant and equipment which were financed by a vendor loan and new capital leases during the year ended December 31, 2004 and 2003 totaled $15,643 and $1,837, respectively.

On December 31, 2003, the Company reclassified assets held-for-sale of $5,737 to property, plant and equipment because disposal of these assets was no longer probable (see Note 11).

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Ordinary shares		Additional paid-in capital	Retained earnings	Unearned stock based compensation (Note 19)	Accumulated other comprehensive income (loss)	Receivable from shareholder (Note 16)	Total shareholders’ equity
	Shares	Amount
Balance at December 31, 2001	6,989	$70	$19,673	$38,101	$—	$(8,119)	$(10,744)	$38,981

Net income	—	—	—	17,245	—	—	—	17,245
Foreign currency translation adjustment	—	—	—	—	—	613	—	613
Net repayment of receivable from a shareholder	—	—	—	—	—	—	2,193	2,193

Balance at December 31, 2002	6,989	70	19,673	55,346	—	(7,506)	(8,551)	59,032

Net loss	—	—	—	(8,680)	—	—	—	(8,680)
Issuance of restricted shares	1,175	12	4,359	—	(4,371)	—	—	—
Amortization of unearned compensation	—	—	—	—	3,733	—	—	3,733
Stock-based compensation options	—	—	168	—	—	—	—	168
Repurchase of shares	(906)	(9)	(5,273)	—	—	—	—	(5,282)
Dividend paid	—	—	—	(5,715)	—	—	—	(5,715)
Foreign currency translation adjustment	—	—	—	—	—	1,313	—	1,313
Net repayment of receivable from a shareholder	—	—	—	—	—	—	8,551	8,551

Balance at December 31, 2003	7,258	73	18,927	40,951	(638)	(6,193)	—	53,120

Net income	—	—	—	2,905	—	—	—	2,905
Amortization of unearned compensation	—	—	—	—	638	—	—	638
Stock-based compensation options	—	—	213	—	—	—	—	213
Foreign currency translation adjustment	—	—	—	—	—	276	—	276

Balance at December 31, 2004	7,258	$73	$19,140	$43,856	$—	$(5,917)	—	$57,152

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. ORGANIZATION AND BASIS OF PRESENTATION

The Company is incorporated in the British Virgin Islands. It operates through subsidiary companies located in North America, Australia, Asia and Europe which manufacture and distribute disposable baby diapers, adult incontinence and training pants products.

On November 11, 2002, the Company entered into a definitive agreement to sell its Australian subsidiaries as of November 1, 2002 and the sale was completed on December 6, 2002. Accordingly, the operating results of the Australian subsidiaries have been segregated from the Company’s continuing operations and reported as a separate line item as discontinued operations on the consolidated statement of operations in 2002.

In December 2004, the Company underwent a restructuring of its shareholding in the group of companies by arranging for the Company’s Thailand subsidiary, DSG International (Thailand) Ltd. (“DSGT”) to hold 100% of shares in Disposable Soft Goods (Malaysia) Sdn. Bhd., DSG (Malaysia) Sdn. Bhd. and Disposable Soft Goods (S) Pte. Ltd. by accepting the shares of the above-named companies currently held by the Company as payment for the newly issued ordinary shares of DSGT. DSGT also retained 60% shareholding in PT DSG Surya Mas Indonesia.

The financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation — The consolidated financial statements include the assets, liabilities, revenues and expenses of all subsidiaries. Inter-company balances and transactions are eliminated in consolidation.

Cash and cash equivalents — Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts, commercial paper and time certificates of deposit with a maturity of three months or less when purchased.

Inventories — Inventories are stated at the lower of cost determined by the first-in, first-out method, or value determined by the market. Finished goods inventories consist of raw materials, direct labor, and overhead associated with the manufacturing process. The Company reviews inventory at least quarterly to determine the necessity of write-offs for excess, obsolete or unsaleable inventory. The Company estimates reserves for inventory obsolescence and shrinkage based on management’s judgment of future realization. These reviews require management to assess customer and market demand. All inventories are valued using the first-in, first-out method.

Depreciation and amortization of property, plant and equipment — Depreciation is provided on the straight line method at rates based upon the estimated useful lives of the property, generally three to ten years except for buildings which are 40 years. Costs of leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter. Amortization of assets recorded under capital lease is included in amounts reported as depreciation and amortization in the consolidated statements of cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Revenue recognition — The Company recognizes revenue and the related account receivable when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) ownership has transferred to the customer; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (4) is based on management’s judgments regarding the collectibility of the Company’s accounts receivable. Generally, the Company recognizes revenue when it ships its manufactured products or when it completes a service and title and risk of loss passes to its customers. Provisions for discounts, returns, allowances, customer rebates, and other adjustments are provided for in the same period the related revenues are recorded.

Sales incentives — The amount of sales incentives included as a deduction from sales in accordance with Emerging Issues Task Force No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Product)” was $18,886, $21,470 and $24,961 for the years ended December 31, 2004, 2003 and 2002, respectively.

Shipping costs — Shipping costs are recorded as a component of selling, general and administrative expenses and totaled $7,640, $8,275 and $9,914 for the years ended December 31, 2004, 2003 and 2002, respectively.

Income taxes — Income taxes are provided based on an asset and liability approach for financial accounting and reporting of income taxes. Deferred income tax liabilities or benefits are recorded to reflect the tax consequences in future years of differences between tax basis of assets and liabilities and the financial reporting amounts and operating loss carryforwards. A valuation allowance is recorded if it is more likely than not that some portion of, or all of, a deferred tax asset will not be realized.

Valuation of long-lived assets — The Company evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered not recoverable when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Losses on long-lived assets to be disposed of represent the excess of the carrying value over the fair value less disposal costs.

Sales of shares by a subsidiary — In 2004, the Company’s Thailand subsidiary sold shares and the Company adopted a policy of income statement treatment in consolidation. This policy represents a choice among an alternative accounting method of treatment as an equity transaction and will be applied consistently to all future shares transactions that meet the conditions for income statement treatment set forth herein for any subsidiary (see Note 3).

Impairment of long-lived assets – Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company periodically evaluates long-lived assets, including property, plant and equipment and definite lived intangible assets whenever events or changes in conditions may indicate that the carrying value may not be recoverable. Factors that management considers important that could initiate an impairment review include the following:

•	significant operating losses;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

•	recurring operating losses;

•	significant declines in demand for a product produced by an asset capable of producing only that product;

•	assets that are idled or held for sale;

•	assets that are likely to be divested.

The impairment review requires the Company to estimate future undiscounted cash flows associated with an asset or group of assets and sum the estimated future cash flows. If the future undiscounted cash flows is less than the carrying amount of the asset, the Company must estimate the fair value of the asset. If the fair value of the asset is below the carrying value, then the difference will be written-off. Estimating future cash flows requires the Company to make judgments regarding future economic conditions, product demand and pricing. Although the Company believes its estimates are appropriate, significant differences in the actual performance of the asset or group of assets may materially affect the Company’s asset values and results of operations.

The Company disposed of its Australian subsidiaries during 2002 and the respective operations were disclosed as discontinued operations pursuant to SFAS No. 144.

Foreign currency translation — The Company uses the United States dollar as its reporting currency. Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates, while revenues and expenses are translated at average currency exchange rates during the year. Adjustments resulting from translating foreign currency financial statements are reported as a separate component of shareholders’ equity. Gains or losses from foreign currency transactions are included in net income.

Income or loss per share — The Company computes basic and diluted earnings or loss per share in accordance with SFAS No. 128, “Earnings per Share”. Basic earnings or loss per share are based on the weighted average number of Ordinary Shares outstanding. Diluted earnings or loss per share are based on the weighted average number of Ordinary Shares outstanding plus dilutive common stock equivalents. Diluted earnings or loss per share are not presented in 2003 as the effect of the restricted shares and stock options and warrants outstanding during the years were antidilutive. There were no common stock equivalents outstanding during 2002.

Concentration of credit risk — The Company sells to distributors and retailers located in each of the countries in which it operates. The Company grants credit to all qualified customers on an unsecured basis but does not believe it is exposed to any undue concentration of credit risk to any significant degree.

Comprehensive income — Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.

Intangible assets — Intangible assets consist of Drypers Trademarks, patents, and private label customer relationships. The Drypers trade name is an indefinite life intangible and is not amortized. Patents and private label customer relationships are amortized five to seven years using the straight-line method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Effective from January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. In accordance with SFAS No. 142, the Drypers Trademarks (an indefinite-life intangible asset) are no longer amortized but instead performs an impairment test at least annually. As of the latest annual impairment test date on December 31, 2004, the Company performed its most recent impairment test using discounted cash flow methodology which resulted in a reduction of $602 in the carrying value of the Drypers trade name to its estimated fair value at December 31, 2004 (see Note 13). There was no impairment charge for the year ended December 31, 2003.

Stock-based compensation — The Company uses SFAS No. 123, “Accounting for Stock-Based Compensation”, to account for its stock-based compensation plans in 2003. Under this method, accounting and disclosure requirements reflect a fair-value base method of accounting for stock-based employee compensation plans. Compensation expense attributable to fixed stock awards is recognized on a straight-line basis over the related vesting period.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation and Disclosure”, which amends SFAS No. 123 and provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation. In addition SFAS No. 148 amended the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements which are included in the notes to these consolidated financial statements.

The Company adopted SFAS No. 148 in conjunction with the 2003 grant of restricted shares and stock options. The fair value of the restricted shares and stock options were estimated using the Black-Scholes Model. The assumptions used in the model included: fair market value of the Company shares at the date of grant of $3.72 per share, volatility rate of 90%, dividend yield of 0% for all periods, discount rates of 1.0% and 1.62% and vesting periods from six months to two years. As a result, the total 2003 stock-based compensation expense of the Plan was $4,371 and $427 for the restricted share and stock options respectively. Stock based compensation expense of $3,733 and $168 for the restricted shares and stock options, respectively was charged in 2003. Unearned stock based compensation of $638 for restricted stock was outstanding at December 31, 2003 and was fully amortized in 2004.

In addition, in 2004 the Company’s Thailand subsidiary issued 126,602 ordinary shares at par value of Baht 100 per share to the directors and certain key employees of the Company for $326. The stock was issued below fair market value and the Company recorded $1,953 of compensation expenses. The following is a summary of stock based compensation expenses:

	December 31,
	2004	2003
Deferred stock-based compensation charge :
Restricted shares	$638	$3,733
Share options	213	168
Thailand subsidiary shares sold to related parties	1,953	—

Total stock-based compensation charged	$2,804	$3,901

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, which interprets Accounting Research Bulletin 51, “Consolidated Financial Statements”, and requires consolidation of certain entities in which the primary beneficiary has a controlling financial interest despite not having voting control of such entities. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that certain financial instruments that, under previous guidance, could be accounted for as equity classified as liabilities, or assets in some circumstances. This statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

In November 2004, the Financial Accounting Standards Board issued Statement No. 151, Inventory Costs (“SFAS No. 151”). SFAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing. It states that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current period charges. In addition, this statement requires that the allocation of overhead costs be based upon normal capacity for the production facilities and that any overhead costs not allocated due to lower production, be recognized as current period charges and not capitalized in inventory. The effective date of this statement is for fiscal years beginning after June 15, 2005. The Company does not believe the adoption of this statement will have a material impact on its financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement No. 153, Exchanges of Non-monetary Assets (“SFAS No. 153”). SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The effective date of this statement is for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement will not have a material impact on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement No. 123 (revised 2004), “Share-Based Payment”, (SFAS No. 123 (R)”). This statement established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. In general, the accounting required by SFAS 123R is similar to that of SFAS 123. The major revision in this statement from the original statement is that companies will now be required to recognize compensation expense in their financial statements, typically over the vesting period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the compliance date for SFAS 123R. The new rule requires the Company to adopt SFAS 123R by January 1, 2006. The Company does not expect the adoption of SFAS 123R to have a material impact.

In December 2004, the Financial Accounting Standards Board issued FASB Staff Position No. 109-1 (“FSP No. 109-1”). FSP 109-1 provides guidance on the application of FASB Statement 109, “Accounting for Income Taxes”, (“SFAS No. 109”), to the provision within the American Jobs Creation Act of 2004 (“the Act”) that provides a tax deduction on qualified production activities. In accordance with FSP No. 109, a qualified production activity deduction should be accounted for as a special deduction in accordance with SFAS No. 109. The effective date for FSP No. 109-1 was December 14, 2004 and did not have an impact in 2004. We expect that this will lower our future effective tax rate as this deduction will result in a permanent difference.

In December 2004, the Financial Accounting Standards Board issued FASB Staff Position No. 109-2 (“FSP No. 109-2”). FSP 109-2 provides guidance on the application of FASB Statement 109, “Accounting for Income Taxes”, (“SFAS No. 109”), to the provision within the American Jobs Creation Act of 2004 (“the Act”) that provides a one-time special tax deduction of 85% of certain foreign earning that are repatriated (as defined in the Act). FSP No. 109-2 allows a company time beyond the financial reporting period of enactment to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. The effective date for FSP No. 109-2 was December 21, 2004 and did not have an impact in 2004. We do not believe that FSP No. 109-2 will have a material impact on our financial statements in the future.

Insurance reserves – The Company’s U.S. operation has a portion of the health insurance program that is self-funded up to a certain level. As of December 31, 2004, the Company recorded a medical insurance liability amount of $425 to cover the known claims but not invoiced. This amount had been paid off in the first quarter of 2005.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant management judgment is required in determining: the credit worthiness of customers and collectibility of accounts receivable; excess, obsolete or unsaleable inventory reserves; the potential impairment of long-lived assets including intangibles; the accounting for income taxes and the liability for self-insured claims. Actual results could differ from the Company’s estimates and the differences could be significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

3. REORGANIZATION OF THE SOUTH EAST ASIAN OPERATIONS

In December 2004, the Company reorganized its subsidiary structure in the Southeast Asia region. Upon completion of the reorganization, the Company’s directly and majority-owned subsidiaries in Malaysia, Singapore and Indonesia are now subsidiaries of DSG International (Thailand) Limited (“DSGT”). DSGT and its subsidiaries are accounted for by the Company as entities under common control. Shares were swapped in the intercompany transaction to accomplish the corporate reorganization. As part of the reorganization, a dividend of $2,603 was paid to the minority shareholders. In addition, directors and certain key employees of the Company purchased shares, in DSGT for $326. The Company recognized compensation expense of $1,953 for the difference between the issuance price and fair value and a gain on the sale of the subsidiary shares of $1,468. Prior to the sale of shares to directors and certain key employees, the Company owned approximately 88% of DSGT. Deferred taxes were not provided on the gain recognized on the sale of shares because there was no tax consequences. As a result of these transactions, the Company now owns approximately 82% of DSGT.

On December 22, 2004, DSGT filed a registration statement and draft prospectus with the Securities and Exchange Commission, Thailand and the Stock Exchange of Thailand (“SET”) proposing a public offering of shares of DSGT on the SET. The Company expects to complete the public offering of additional new shares on the SET in 2005 and expects to continue to have a majority ownership of DSGT after the completion of the public offering.

4. RESTRUCTURING COSTS AND IMPAIRMENT LOSS

The Company incurred severance payments in 2004 due to the exit of the adult incontinence business in North America operation and streamlining of operation in the Company’s North American and Singaporean operations, totaling $581 these expenses were fully paid during 2004 and no accrual remains at December 31, 2004.

In 2004, the Company recorded an impairment charge of $602 (see Note 13) related to the Drypers trademark. The Company also recorded an impairment charge for assets held-for-sale in the North American operations of $308 and $78 in 2004 and 2003 respectively (see Note 11).

In 2002, the Company also recorded an impairment losses totaling $1,390 comprised of $160, $576 and $654 related to its U.K. operation, Drypers trademark and assets held-for-sale in the United States operation, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

5. DISPOSAL OF SUBSIDIARIES

Discontinued Operations

On November 11, 2002, the Company entered into a definitive agreement to sell its Australian subsidiaries effective November 1, 2002 and the sale was completed on December 6, 2002. Accordingly, the operating results of the Australian subsidiaries for the ten-months ended October 31, 2002 have been segregated from the Company’s continuing operations and reported as a separate line item on the consolidated statement of operations in 2002. The sale of these subsidiaries was completed for consideration of $29,608. The sale proceeds were reduced by the repayment of bank indebtedness of $6,345 and repayment of inter-company loans in the amount of $2,919, accruals of capital gain tax of $692, and certain other items. The gain on disposal totaled $14,833 (net of $692 taxes). All the sale proceeds were received by the Company in cash in 2002.

The net sales and income before income taxes of the discontinued operations of the Company’s Australian subsidiaries for the ten-month period ended October 31, 2002 were as follows:

For the period ended October 31, 2002
Net sales	$38,445

Income before income taxes (excluding gain on disposal of $15,525)	$3,452

The amount of sales incentives included as a reduction from sales in accordance with EITF No. 01-09 was $5,842 for the ten months period ended October 31, 2002.

6. PROVISION FOR INCOME TAXES

Income is subject to taxation in the various countries in which the Company and its subsidiaries operate. The Company is not taxed in the British Virgin Islands where it is incorporated.

The components of income (loss) from continuing operations before income taxes and minority interest are as follows:

	2004	2003	2002
U.S.	$3,339	$(788)	$(788)
Foreign	(2,767)	(5,889)	2,204

	$572	$(6,677)	$1,416

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

6. PROVISION FOR INCOME TAXES - continued

The provision for income taxes of continuing operations consists of the following:

	2004	2003	2002
Current
U.S.	$701	$(614)	$(135)
Foreign	1,737	1,745	2,518
Deferred taxes	(5,370)	(115)	(1,881)

	$(2,932)	$1,016	$502

A reconciliation between the provision for income taxes of continuing operations computed by applying the United States Federal statutory tax rate to income (loss) from continuing operations before taxes and minority interest and the actual provision for income taxes is as follows:

	2004	2003	2002
Provision for income taxes at statutory rate on income (loss) from continuing operations for the year	$194	$(2,295)	$495
Effect of different tax rates applicable to foreign earnings	459	149	102
Foreign losses which are not deductible	539	2,445	889
Foreign profits which are not taxable	(1,005)	(193)	(464)
Change in valuation allowance	(4,597)	265	883
Withholding tax on interest and royalty income	1,182	548	618
Sale of shares of Thailand subsidiary	165
Benefit of loss carryback	—	—	(1,419)
Cessation of business	—	189	—
Other	131	(92)	(602)

	$(2,932)	$1,016	$502

The Company’s subsidiary incorporated in the People’s Republic of China (the “PRC”) is entitled to a two-year exemption from state and local income taxes commencing from the first profitable year of operations, which was 1998, followed by a 50% reduction in tax rates for the next three years. The year ended December 31, 2000 was the first year for the subsidiary to be under a 50% reduction in the prevailing tax rate. Since the subsidiary has operating losses since 2000, this tax holiday did not have any effect on the Company’s net income (loss) or earnings (loss) per share in 2004, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

6. PROVISION FOR INCOME TAXES - continued

Certain subsidiaries have operating loss carryforwards for income tax purposes which may be applied to reduce future taxable income. The loss carryforwards are available on a country by country basis and are not available for use except in the country in which the loss occurred. At December 31, 2004 the tax loss carryforwards by country and their future expiration dates are as follows:

	Total	2005	2006	2007	2008	2009 - 2022	Indefinite
United Kingdom	$112,709	$—	$—	$—	$—	$—	$112,709
U.S.A. – Federal	10,408	—	—	—	—	10,408	—
U.S.A. – State	21,603	—	—	—	—	21,603	—
PRC	1,106	—	—	411	—	695	—
Hong Kong	1,078	—	—	—	—	—	1,078

	$146,904	$—	$—	$411	$—	$32,706	$113,787

Included in United Kingdom operating loss carryforwards for income tax purposes is approximately $74,242 relating to tax losses at the date of acquisition of a company acquired in 1993. Utilization of these losses will result in a reduction in future tax expense and is dependent on both the earning of sufficient otherwise taxable income in the relevant countries and the satisfaction of technical requirements of applicable law. In the case of the United Kingdom, this includes the requirement that there not be a “major change” in business activities.

In addition to the amounts above, the Company has a tax loss of $575 in 2004 ($3,351 in 2003) which is available for carryforward to offset capital gains in the United States. The Company has recorded a valuation allowance of an equal amount given the uncertainty of realizing the benefit of such losses.

In March 2002, the United States amended its regulations allowing the losses of 2001 to be carried back five years instead of its normal two years carryback period. As a result, the Company carried back $4,483 of its losses resulting in an additional benefit of $1,419. This benefit was recorded during 2002, the period in which the change was enacted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

6. PROVISION FOR INCOME TAXES - continued

Deferred income tax balances at December 31 are related to:

	2004		2003
	Assets	Liabilities	Assets	Liabilities
Inventories	$214	$—	$12	$—
Accounts receivable and prepaid expenses	697	(83)	654	—
Property, plant and equipment	—	(1,795)	—	(438)
Other	3,141	—	134	—
Capital loss carrryforwards	1,315	—	1,357	—
Tax loss carryforwards	39,179	—	40,591	—
Valuation allowances	(36,001)	—	(41,011)	—

Total	$8,545	$(1,878)	$1,737	$(438)

At December 31, 2004 and 2003, cumulative undistributed earnings of subsidiaries of the Company totaled $28,877 and $34,857, respectively. No provision for withholding taxes has been made because it is expected that such earnings will be reinvested indefinitely. The determination of the withholding taxes that would be payable upon remittance of these earnings and the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

During 2004, the Company reduced $5,276 of its valuation allowances previously recorded for U.S. net operating loss carryforwards. In management’s opinion, it is more likely than not that the Company will utilize the tax loss carryforwards. The remaining valuation allowances primarily related to tax loss carryforwards in United Kingdom, Hong Kong and China which management does not believe will be realized.

7. INCOME (LOSS) PER SHARE

The computation of basic and diluted income (loss) per share for the years ended December 31, 2004 and 2003 is as follows:

	2004			2003			2002
	Net income	Shares	Per share amount	Net loss	Shares	Per share amount	Net income	Shares	Per share amount
Basic net income (loss) per common share	$2,905	7,258,316	$0.40	$(8,680)	7,513,571	$(1.16)	$17,245	6,989,116	$2.47
Effect of dilutive securities:
Restricted shares awarded	—	—	—	—	1,175,000	—	—	—	—
Restricted shares redeemed	—	—	—	—	(375,000)	—	—	—	—
Stock options	—	175,000	—	—	175,000	—	—	—	—
Diluted net income (loss) per common share	—	7,433,316	$0.39	—	7,651,653	$(1.16)	—	6.989,116	$2.47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amount)

7. INCOME (LOSS) PER SHARE - continued

The basic and diluted income (loss) per share amounts for year ended December 31, 2004 and 2003 are computed by dividing the applicable statement of operations amount by the weighted average shares outstanding. The Company’s 2003 stock options or unvested restricted stock awards outstanding have been excluded from the computation of diluted income (loss) per share because to do so would be antidilutive. A total of 1,167,945 antidilutive weighted average shares with respect to outstanding stock options, and restricted stock awards have been excluded from the computation of diluted income per share for the years ended December 31, 2003. There were no common stock equivalents outstanding during 2002.

8. INVENTORIES

Inventories by major categories are summarized as follows:

	2004	2003
Raw materials	$10,310	$10,670
Finished goods	10,301	9,441

	$20,611	$20,111

9. CAPITAL LEASES

Included in property, plant and equipment are assets acquired under capital leases with the following net book values:

	2004	2003	2002
At cost:
Machinery and equipment	$5,210	$4,000	$7,390
Motor vehicles	174	109	145

	5,384	4,109	$7,535
Less: Accumulated amortization	(2,462)	(1,635)	(1,981)

Net book value	$2,922	$2,474	$5,554

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

10. RELATED PARTY LOAN RECEIVABLE

The related party loan receivable is due from a minority shareholder of a subsidiary and is non-interest bearing.

During 2002, a repayment plan was agreed to with the minority shareholder. Under the agreement, the non-interest bearing loan is repayable in five equal annual installments beginning in 2002. In 2004, a revised repayment plan was agreed to with the minority shareholder to extend the repayment by 5 years in 10 equal biannual installments ending in 2009.

At December 31, 2004 and 2003, the current portion of the note receivable of $62 and $124 is included in other receivables.

11. ASSETS HELD FOR SALE

A write-down on the assets held for sale of $78 and $654 was recorded during the years ended December 31, 2003 and 2002, respectively, and was included in the consolidated statements of operations to write down the assets to the lower of cost or net realizable value.

On December 31, 2003, the Company’s management believed that the land, building and leasehold improvements with a carrying amount of $5,737 would not be disposed of during 2004. In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, since the Company no longer believed disposal of these assets was probable within one year, the Company reclassified the assets to asset held-for-use. Depreciation for the period of classification as held-for-sale in the amount of $388 was recorded in 2003.

During 2004, the Company transferred machines of $502 to assets held for sale. One machine of $377 together, with the remainder of assets held for sale from prior years, were sold in 2004, and the Company recorded a loss of $109 relating to the sales of these machines. On December 31, 2004, the Company transferred $5,214 of land and building to assets held-for-sale. The assets are related to the office building and plant in Duluth, Georgia, which were disposed of for cash consideration of $8,500 in March 2005.

In addition, the Company’s Wisconsin and Thailand plant had land, building, leasehold improvement and certain equipment retired from active use with carrying values of $1,851 and $768, respectively, recorded as assets held-for-sale at December 31 2004. The land, building and equipment in Wisconsin were sold for cash consideration of $1,869 in January 2005. The Company believes that the remaining asset held-for-sale in Thailand at December 31, 2004 will be disposed of during 2005.

In August 2001, the Company signed a license agreement to purchase a license use right for $2,500 from the Japanese joint venture partners for the right to manufacture and use technology know-how and distribute and sell the products in certain territories for a 20 years period from the first payment in 2002. As of year ended December 31, 2004, the Company has paid a total of $2,000 deposit for the license rights and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

11. ASSETS HELD FOR SALE - continued

recorded this amount as other assets in the consolidated balance sheet. The remainder of $500 will be paid in 2005. Amortization of the license use right, is based on the remaining life span of 20 years commence from the date of operation of the joint venture. As of December 31, 2004, no amortization has been provided.

12. RESTRICTED CASH

In 2004, the Company pledged a fixed deposit of $1,736 with a bank in Thailand for a banking facility provided to the Company’s Thailand operation (see Note 14).

13. INTANGIBLE ASSETS

Intangible assets consist of the following:

	2004	2003
Drypers trademarks	$1,328	$1,328
Less : Impairment charge	(602)	—

Drypers trademarks after impairment	726	1,328
Patents	1,990	1,990
Private label customer relationship	1,150	1,150

	3,866	4,468
Less: Accumulated amortization	(1,701)	(1,252)

Net book value	$2,165	$3,216

Accumulated amortization of intangible assets were summarized as follows:

	2004	2003	2002
Opening balance	$1,252	$804	$355
Amortization charge	449	448	449

Closing balance	$1,701	$1,252	$804

As a result of the adoption of SFAS No. 142, the Company no longer amortizes the Drypers Trademarks beginning January 1, 2002. Instead, these assets are assessed for impairment at least annually at December 31. During 2004, the Company performed its annual impairment test on the Drypers Trademarks and resulted in an impairment loss of $602 in 2004. No impairment loss was awarded in 2003. The fair value of these assets encompassed in the impairment test was determined using weighted average of relief from royalty, gross profit advantage and residual income method. Amortization expense relating to intangible assets with definite lives (patents and private label customer relationship) charged to income from operations for the years ended December 31, 2004, 2003 and 2002 was $449, $448 and $449, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

13. INTANGIBLE ASSETS - continued

Estimated amortization expense of the patents and private label customer relationship for the next five years is as follows:

2005	$449
2006	449
2007	448
2008	93
2009	—

Total	$1,439

14. SHORT-TERM BORROWINGS

Short-term borrowings include borrowings in the form of trade acceptances, loans and overdrafts with various banks:

	2004	2003
Credit facilities granted	$34,214	$32,272

Utilized	$19,111	$15,583

Weighted average interest rate on borrowings at end of year	5.62%	5.45%

The Company maintains short-term bank credit lines in each of the countries in which it operates. Interest rates are generally based on the banks’ prime lending rates and cost of funds and the credit lines are normally subject to annual review. The amounts outstanding as of December 31, 2004 and 2003 include $3,748 and $6,567, respectively, relating to the revolving credit facility provided by the Senior Lender discussed in Note 15. The revolving credit facility provided by the Senior Lender was $15,000 as of December 31, 2004 and 2003. The Company had approximately $11,252 and $8,433 available for additional borrowings under the Senior Lender revolving credit facility at December 31, 2004 and 2003, respectively.

The total credit facilities granted and utilized, excluding the revolving credit facility provided by the Senior Lender, totaled $19,214 and $15,363 respectively at December 31, 2004 ($17,272 and $9,016, respectively, at December 31, 2003). At December 31, 2004 and 2003, amounts available for additional borrowings, excluding those available under the revolving credit facility provided by the Senior Lender discussed in Note 15, totaled $3,851 and $8,256, respectively.

At December 31, 2004 and 2003, borrowings of $6,584 and $7,340 were collateralized by the pledge of machinery and equipment, accounts receivable and inventory of subsidiaries with a book value of $24,908 and $38,633, respectively. In addition, other borrowings of $8,152 and $840 were collateralized by the pledge of land and buildings with a net book value of $6,414 and $1,447 as of December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

14. SHORT-TERM BORROWINGS - continued

In connection with the short term banking credit lines with financial institutions in Thailand, the amount granted and utilized was $14,416 and $12,552, respectively as of December 31, 2004. The borrowing is expected to be partially repaid from the proceeds of an initial public offering in Thailand in 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

15. LONG-TERM DEBT

Long-term debt consists of:

	2004	2003
Term loans bearing interest at U.S. Prime rate plus 3.25% per annum (8.0% and 7.25% per annum at December 31, 2004 and 2003, respectively) principal payable in monthly installments of $145.7 plus accrued interest, through March 2007, secured by substantially all the assets of the Company’s Georgia, Ohio and Washington facilities	$3,578	$2,252
Loan from a finance company (the “Wisconsin Loan”) at London Inter-Bank Offered Rate (“LIBOR”) plus 3.0% per annum, principal payable in monthly installments of $41.7 plus accrued interest, 4.425% per annum at December 31, 2003, secured by substantially all the assets of the Company’s Wisconsin facility. The loan was fully repaid in 2004	—	917
Mortgage loan bearing interest at LIBOR plus 1.25% per annum (2.65% and 2.4375% per annum at December 31, 2004 and 2003, respectively), interest payable quarterly with entire principal due in November 2006	2,080	2,080
Equipment loan bearing interest at 7.0% per annum at December 31, 2004 and 2003, principal payable biannually of $612.5 plus accrued interest, through April 2005, secured by a machine in the Company’s Malaysian facility	306	919
Equipment loan bearing interest at 4.0% per annum, principal payable in monthly installments of $561.5 plus accrued interest in 2003, secured by a machine in the Company’s Washington facility. The loan was fully repaid in 2004	—	1,684
Bank loan bearing interest at Hong Kong Prime rate plus 1.5% (6.5% per annum at December 31, 2004 and 2003), principal payable in monthly reducing balance plus accrued interest, through May 2006, secured by the Company’s machines in Zhongshan, PRC	479	792
Mortgage loan bearing interest at 6.44% and 5.64% per annum at December 31, 2004 and 2003, interest payable quarterly with entire principal due in December 2008	9,379	8,667
Equipment loan bearing interest rate at 6.5% per annum, principal payable biannually of $110.3 plus accrued interest with entire principal due in March 2005	1,199	1,127
Mortgage loan bearing interest at 4.75% per annum at December 31, 2004, interest payable monthly with entire principal due in April 2013, secured by the land and building of the Thailand facility in Saraburi province	2,829	—
Equipment loan bearing interest at Japanese Swap rate plus 4.5% (fixed at 5.175% per annum at December 31, 2004), principal payable quarterly of $525.5 plus accrued interest with entire principal due in December 2009	11,679	—
Capital leases bearing interest rates ranging from 4.5% to 6.5% per annum at December 31, 2003 (4.5% to 12.0% per annum in 2002) with maturity dates ranging from June 2004 through June 2006	1,243	1,944

Total	32,772	20,382
Current portion of long-term debt	(6,099)	(6,215)

Long-term debt, less current portion	$26,673	$14,167

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

15. LONG-TERM DEBT - continued

Maturities of long-term debt as at December 31, 2004 are as follows:

	Loans	Capital Leases	Total
Year ending December 31,
2005	$5,101	$998	$6,099
2006	6,849	230	7,079
2007	3,072	7	3,079
2008	12,493	7	12,500
2009	3,244	1	3,245
2010 and thereafter	770	—	770

Total	$31,529	$1,243	$32,772

The loans and capital leases commitments amounts above exclude implicit interest with payment due summarized as follows:

	Loans	Capital Leases	Total
Payment due by year
2005	$1,533	$35	$1,568
2006	1,285	3	1,288
2007	1,093	1	1,094
2008	918	1	919
2009 and thereafter	231	—	231

Total	$5,060	$40	$5,100

In March 2001, Senior Lender Agreement of one of the Company’s U.S. subsidiaries (the “Subsidiary”) entered into an amended financing agreement with its existing financial institution (the “Senior Lender”) under which the Subsidiary received a term loan of $11,000 (the “Term Loan”), a capital expenditure line of up to $5,000, and a revolving credit facility (based on the lesser of a percentage of eligible accounts receivable and inventory or $15,000). Such financing was entered into in connection with the Subsidiary’s purchase of certain assets of the North American operations of Drypers Corporation.

In April 2002, the Senior Lender and the Subsidiary amended the revolver line to allow for advances of up to $1,450 for a legal settlement, increased the capital expenditure line to $6,975 and revised certain covenants including capital expenditures, payments and prepayments, and additional indebtedness.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amount)

15. LONG-TERM DEBT - continued

As of December, 2004 and 2003, the Subsidiary borrowed $3,578 and $2,252 Term Loan, respectively with interest payable at prime plus 3.25% per year at 8.5% and 7.25%, respectively. These loans were divided into two separate term loan and repayable in monthly installments of principal in the amount of $145.732 and $121.587 plus accrued interest and are collateralized by the substantially all the Subsidiary’s assets as of December 31, 2004 and 2003, respectively. In addition, the Subsidiary had outstanding borrowings of approximately $3,748 and $6,567 of the $15,000 revolving credit facility as of December 31, 2004 and 2003, respectively. These amounts were recorded as a component of short-term borrowings in the Company’s consolidated balance sheets (see Note 14).

Among other things, the Senior Lender Loan agreement contains certain restrictive covenants, including the maintenance of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and tangible net worth, and places limitations on acquisitions, dispositions, capital expenditures, and additional indebtedness.

In December 2004, the Company, entered into an agreement with three lenders for an Equipment Loan of JPY1,200,000,000.

This is a term loan for five years maturing in December 2009 with quarterly payment of $525.50 plus interest (Japanese swap rate plus 4.5% or a fixed rate of 5.175% per annum). The security for this loan is the manufacturing equipment in our joint venture and the joint venture receivables.

The Company was in compliance with covenants in 2003 and 2004.

16. RELATED PARTY TRANSACTIONS

As of December 31, 2004, the Company had a payable balance of $37 to Mr. Brandon Wang. The Company repaid $1,179 to Mr. Brandon Wang during 2004. This payable amount is classified as other current liabilities in the balance sheet.

During 2003 Mr. Brandon Wang, the Company’s Chief Executive Officer, and a Trust controlled by him repaid the entire shareholder loan, which had an outstanding balance of $8,551 on December 31, 2002. To repay the shareholder loan, Mr. Wang used funds from a shareholder dividend paid by the Company in March 2003, shares sold back to the Company and net proceeds from the sale of his London residence.

On March 19, 2003, 375,000 restricted shares were granted to Mr. Wang under the Company’s Equity Participation Plan. These restricted Ordinary Shares were considered bonus shares that had a six-month vesting period from the date of grant. After expiration of the vesting period on September 23, 2003, Mr. Wang sold these restricted Ordinary Shares back to the Company at the prevailing market price of $7.01 per share. Mr. Wang received payment of $5.00 per share ($1,875) at the time of the share repurchase. The Company has a remaining balance of $754 due Mr. Wang on the 375,000 restricted Ordinary Shares of $2.01 per share as of year ended December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amount)

16. RELATED PARTY TRANSACTION - continued

On March 20, 2003, the Board of Directors of the Company authorized the purchase of the London residence of Mr. Wang, for its fair value of $12,297 as determined by an independent appraiser. The net proceeds of this transaction of $5,747 was used by Mr. Wang to repay a portion of the shareholder loan due to the Company. The Board of Directors authorized Mr. Wang and his wife’s use and lease of this London property from the Company at a market rate of $36 per month.

In 2004 and 2003, the Company received rental income of $432 and $216, respectively, from Mr. Brandon Wang and his wife for the use and lease of the London property.

During 2003 and 2002, Mr. Wang and a trust controlled by him repaid $8,551 and $4,061 respectively, to the Company. In 2002, the Company advanced $1,868 to Mr. Wang and to a trust of which he is a beneficiary. These advances were made under a loan and security agreement in which the Company agreed to make loans to Mr. Wang from time to time, subject to any limit on such loans which may be imposed by the Board of Directors. The loans were repayable on demand evidenced by promissory notes bearing interest at a rate equal to 1.5% over LIBOR or such other rate that the Board of Directors and the borrower shall agree in writing. Interest of $81 and $230 was charged on these advances in 2003 and 2002, respectively.

As a result of these series of transactions and the remaining payable balance of $754 due to shares repurchased from Mr. Wang, the Company had a balance of $1,215 payable to Mr. Wang and a Trust controlled by him as of December 31, 2003.

In 2004, certain directors and certain key employees of the Company purchased shares of the Company’s Thailand subsidiary at amounts below market value. The Company recognized $1,953 of compensation expense related to this transaction (see Note 3).

17. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries lease land, facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Rental expense under operating leases was $3,159 in 2004, $4,319 in 2003 and $4,435 in 2002.

At December 31, 2004, the Company and its subsidiaries were obligated under operating leases requiring minimum rentals as follows:

Year ending December 31,
2005	$2,510
2006	1,965
2007	1,071
2008	468
2009 and thereafter	469

Total	$6,483

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

17. COMMITMENTS AND CONTINGENCIES - continued

In April 2003, the Company entered into a joint venture agreement with Mitsubishi Corporation and Japan Absorbent Technology Institute of Japan to establish a manufacturing facility in Shanghai, PRC. The joint venture will engage in manufacturing disposable hygiene related products. The Japanese joint venture partners will provide the proprietary patents, related technology and certain raw materials. The invested capital of the investment is $5,000 and the Company owns a 75% interest in the joint venture company. The Company is accounting for the operations of the joint venture on a consolidated basis of accounting.

In 2003, the Company acquired a land use right for approximately 130,000 square feet of land for 50 years in Waigaoqiao, Shanghai for $1,236 and commenced construction of the manufacturing equipment for the joint venture investment. The Company purchased the manufacturing equipment using the proceeds of an equipment loan of $11,679 (see Note 15) and its working capital in 2004. The Company commenced the building construction in 2004, the total remaining capital commitment was $606 as of December 31, 2004.

In August 2001, the Company signed a license agreement to purchase a license use right for $2,500 from the Japanese joint venture partners for the right to manufacture and use technology know-how and distribute and sell the products in certain territories for a 20 years period from the first payment in 2002. Royalty payments on products manufactured and sold by the joint venture are also required. As of year ended December 31, 2004, the Company has paid a total of $2,000 deposit for the license rights and recorded this amount as other assets in the consolidated balance sheet. The remainder of $500 will be paid in 2005.

For the entire joint venture investment project in Shanghai, the Company has committed a maximum of $20,250 in the investment. The Company has fulfilled its obligation of $16,781 for the necessary capital expenditure in respect of land use right, building construction, manufacturing equipment and license use right of the project in 2004.

At December 31, 2004 the Company has a commitment of $257 for the construction of a building in Thailand and a $191 commitment for the acquisition of spare parts in the United States. The Company has a commitment to the government of the PRC to invest a total of $3,000 in its wholly-owned PRC subsidiary for the construction of a manufacturing facility in Shanghai. The Company’s remaining requirement under this commitment at December 31, 2004 is $1,057. The Shanghai facility is expected to be completed in 2005.

The Company has recorded tax contingency reserves of approximately $700 and $200 at December 31, 2004 and 2003 respectively related to the tax treatment of intercompany servicing fees. Although the Company believes it has adequately provided for any liability that may result from settlement of claims as a result of reviews by tax authorities, the ultimate outcome of the reviews and related negotiations cannot be predicted with certainty.

The Company and its subsidiaries are, from time to time, involved in routine legal matters incidental to their business. The Company is currently not defending itself in any significant litigation matters. Although it cannot be certain, in management’s opinion, none of the legal proceedings in which the Company is currently involved, individually or in the aggregate, is expected to have a material adverse effect on the Company’s business, financial condition or results of operation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

18. EMPLOYEE BENEFIT PLANS

The Company’s United States subsidiary has established a 401(k) plan under which the Company matches employee contributions up to 5% of employees’ base compensation. The Company’s other international subsidiaries have defined contribution plans, covering substantially all employees, which are determined by the boards of directors of the subsidiaries. These plans provide for annual contributions by the Company from 2% to 22.5% of eligible compensation of employees based on length of service.

Total expense related to the above plans was $1,250 in 2004, $1,296 in 2003 and $1,576 in 2002.

19. STOCK-BASED COMPENSATION

In March 2002, the Company adopted an Equity Participation Plan (the “Plan”). The Plan allows for the awarding of restricted shares, non-qualified stock options, incentive stock options and stock appreciation rights. The purpose of the Plan is to provide eligible employees of the Company an opportunity to acquire an equity interest in the Company. Subject to adjustment under the Plan, 1,500,000 Ordinary Shares are available for awards under the Plan and no more than 375,000 Ordinary Shares may be granted or awarded to a participant during a calendar year. There were no shares awarded under the Plan in 2002.

On March 19, 2003, the Company granted and issued 1,175,000 restricted shares and 195,000 stock options under the Plan to executive directors and key employees. Included in this amount were 375,000 restricted shares issued to Mr. Wang, the Company’s Chief Executive Officer. The vesting period of the restricted shares is six months for those awarded to Mr. Brandon Wang and one year for all others. The options vest over a period of two years.

The following table summarizes stock option activity for year ended December 31, 2004:

	Shares outstanding	Weighted average exercise price
Outstanding at December 31, 2002	—	$—
Granted

Outstanding at December 31, 2003	195,000	1.86
Cancelled	(20,000)	1.86

Outstanding at December 31, 2004	175,000	1.86

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

19. STOCK-BASED COMPENSATION - continued

Information with respect to stock-based compensation plan stock options outstanding at December 31, 2004 is as follows:

Exercise price	Number outstanding at December 31, 2004	Weighted-average remaining contractual life (in years)	Weighted– average exercise price	Number exercisable at December 31, 2004	Weighted– average exercise price
$1.86	175,000	0.45	$1.86	—	—

20. SUPPLEMENTARY INFORMATION

Valuation and qualifying accounts:

	Balance at beginning of year	Disposal of a subsidiary	Charged to cost and expenses	Deductions	Balance at end of year
Year ended December 31, 2004
Allowances for doubtful accounts	$2,774	$—	$31	$(327)	$2,478
Provision for inventory obsolescence	1,300	—	415	(651)	1,064

	$4,074	$—	$446	$(978)	$3,542

Year ended December 31, 2003
Allowances for doubtful accounts	$1,956	$(60)	$1,183	$(305)	$2,774
Provision for inventory obsolescence	1,761	(35)	1,096	(1,522)	1,300

	$3,717	$(95)	$2,279	$(1,827)	$4,074

Year ended December 31, 2002
Allowances for doubtful accounts	$2,921	$(41)	$1,454	$(2,378)	$1,956
Provision for inventory obsolescence	1,710	(104)	645	(490)	1,761

	$4,631	$(145)	$2,099	$(2,868)	$3,717

Deductions relate to write-offs of accounts receivable as bad debts and disposals of inventories. In addition, the reversal of a $300 allowance relating to the loan receivable recorded in 2002 (see Note 10) is included as a deduction in the table above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts and other receivables, loan receivable, receivable from shareholder, accounts payable, short-term borrowings, and long-term debt are reasonable estimates of their fair value. The interest rate on the Company’s long-term debt approximates that which would have been available at December 31, 2004 and 2003 for debt of the same remaining maturities.

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

22. SEGMENT INFORMATION

The Company is engaged in one industry segment, the manufacturing and marketing of disposable hygienic products. The Company had three principal segments in 2002 and expanded to four segments in 2003 and 2004 for operating management purposes. The principal measures of operating performance are operating income (loss) and income (loss) before income taxes. The corporate items shown below are provided to reconcile to the Company’s consolidated financial statement of operations, cash flows and balance sheets.

Within these industry segments, the Company derived its revenues of continuing operations from the following product lines for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Products
Disposable baby diapers	$176,573	$169,214	$180,646
Adult incontinence products	32,201	35,756	32,956
Training pants and youth pants	9,701	13,440	14,195

Total net sales from continuing operations	$218,475	$218,410	$227,797

Certain financial information of continuing operations by geographic area are as follows:

	2004	2003	2002
Net sales
North America (principally the U.S.)	$142,977	$152,534	$161,528
Asia	71,309	62,351	62,138
Europe	4,189	3,525	4,131

Net sales from continuing operations	$218,475	$218,410	$227,797

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands)

22. SEGMENT INFORMATION - continued

Inter-segment sales were not significant.

	2004	2003	2002
Operating income (loss)
North America (principally the U.S.)	$7,121	$3,239	$4,290
Asia	4,153	2,317	4,543
Europe	(1,035)	(929)	(876)
Corporate	(7,632)	(10,453)	(5,341)
Shanghai, PRC joint venture	(448)	(236)	—

Operating income (loss) from continuing operations	$2,159	$(6,062)	$2,616

Income (loss) before income taxes and minority interest
North America (principally the U.S.)	$6,330	$2,214	$2,540
Asia	3,912	2,461	4,916
Europe	(2,076)	(1,005)	(810)
Corporate	(6,587)	(9,985)	(5,230)
Shanghai, PRC joint venture	(1,007)	(362)	—

Income (loss) before income taxes and minority interest from continuing operations	$572	$(6,677)	$1,416

The operating income and income before income taxes and minority interest in 2004 included stock based compensation expenses of $2,804, restructuring costs and impairment loss of $1,491, primarily related to redundancy, asset held-for sales and trademark valuation in the Company’s North American operations.

The operating loss and loss before income taxes and minority interest in 2003 included stock-based compensation expenses of $3,901, impairment loss of $78 related to the asset held-for-sale in the Company’s North American operations, transaction cost on purchase of residence from Chairman of $496 and research and development cost of $201.

The income before income tax and minority interest in 2002 included impairment loss of $160 relating to Europe, and $1,230 relating to the Company’s North American operations.

	2004	2003	2002
Interest expense
North America (principally the U.S.)	$860	$1,084	$1,576
Asia	339	272	257
Europe	9	10	7
Corporate	652	148	126
Shanghai, PRC joint venture	71	—	—

Interest expense from continuing operations	$1,931	$1,514	$1,966

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(dollars in thousands)

22. SEGMENT INFORMATION - continued

	2004	2003	2002
Interest income
North America (principally the U.S.)	$29	$12	$23
Asia	40	50	33
Europe	—	—	8
Corporate	81	257	264
Shanghai, PRC joint venture	3	—	—

Interest income from continuing operations	$153	$319	$328

Assets, at end of year
North America (principally the U.S.)	$59,572	$57,820	$63,683
Asia	48,155	40,083	35,155
Europe	2,411	141	1,053
Corporate	20,625	25,390	29,976
Shanghai, PRC joint venture	20,971	9,294	—

Assets, at the end of year of continuing operations	$151,734	$132,728	$129,867

Expenditures for property, plant and equipment
North America (principally the U.S.)	$3,596	$4,464	$2,112
Asia	5,457	1,981	3,831
Europe	218	175	30
Corporate	272	12,710	1,433
Shanghai, PRC joint venture	12,125	4,996	—

	$21,668	$24,326	$7,406

Depreciation and amortization
North America (principally the U.S.)	$5,882	$5,519	$4,484
Asia	2,124	2,133	2,792
Europe	81	76	141
Corporate	319	178	179
Shanghai, PRC joint venture	34	14	—

Depreciation and amortization from continuing operations	$8,440	$7,920	$7,596

Property, plant and equipment, end of year
North America (principally the U.S.)	$15,281	$24,998	$19,673
Asia	14,202	10,625	8,636
Europe	479	310	189
Corporate	11,389	11,868	768
Shanghai, PRC joint venture	17,113	4,982	—

Property, plant and equipment, end of year of continuing operations	$58,464	$52,783	$29,266

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

22. SEGMENT INFORMATION - continued

A customer of the Company accounted for approximately 21%, 18% and 16% of the net sales in 2004, 2003 and 2002 respectively. Accounts receivable from this customer totaled approximately $3,414 and $2,314 of total receivables as of December 31, 2004 and 2003 respectively. Substantially all of such receivable balances have been collected subsequent to the year ended 2004. No other single customer accounted for 10% or more of the net sales in 2002, 2003 and 2004.

23. QUARTERLY DATA (UNAUDITED)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2004
Net sales	$56,426	$54,219	$53,639	$54,191
Gross profit	14,845	14,386	13,542	14,747
Net income (1)(2)	174	515	546	1,670
Income per share:
Basic	0.02	0.07	0.08	0.23
Diluted	0.02	0.07	0.08	0.22
2003
Net sales	$57,646	$51,057	53,445	56,262
Gross profit	13,886	11,940	12,738	15,536
Net loss (3)	(1,238)	(2,991)	(1,918)	(2,533)
Loss per share:
Basic	(0.18)	(0.44)	(0.30)	(0.35)
Diluted (4)	(0.18)	(0.44)	(0.30)	(0.35)

(1)	Includes restructuring costs of $510 and $71 on the Company’s North American operations and Singapore operation in the third and fourth quarter of 2004, respectively, and $308 and $602 on impairment loss of assets held-for-sale and the Drypers trademarks in the fourth quarter of 2004.
(2)	Net income includes charges of $691, $53,$53 and $2,007 related to stock based compensation expenses from the first quarter to fourth quarter of 2004.
(3)	Net loss includes charges of $213, $1,495, $1,396 and $797 related to stock based compensation expense from the first quarter to fourth quarter of 2003.
(4)	The restricted shares and stock options outstanding at December 31, 2003 have not been included in the computation of diluted earnings per share because to do so would be anti-dilutive for the year ended December 31, 2003.

SHAREHOLDER INFORMATION

Annual Meeting

The next annual meeting of shareholders will be held in Jakarta, Indonesia on November 16, 2005 at 10:00 a.m. local time. Notice of the meeting and proxy statement will be mailed to shareholders before the meeting.

Market Information

The Company’s shares are traded on the NASDAQ National Market System under the Symbol DSGIF.

Stock Transfer Agent

Mellon Investor Services LLC

P.O. Box 3315

South Hackensack

New Jersey 07606

U.S.A.

Phone	:	1-800-356 2017
(1) 201-329-8660 (Foreign)
1-800-231-5469 (TDD for Hearing-Impaired)
Website	:	www.melloninvestor.com

Independent Registered Public Accounting Firm

Deloitte & Touche LLP

Suite 1500

191 Peachtree St., NE

Atlanta, GA 30303-1924

USA

Principal Executive Office

DSG International Limited

17th Floor, Watson Centre

16-22 Kung Yip Street

Kwai Chung

Hong Kong

Phone	: (852) 2484-4820

Form 20-F

The Company’s 2004 report to the Securities and Exchange Commission on Form 20-F provides additional details about the Company’s business as well as other financial information not included in this annual report. A copy of this report is available to shareholders upon written request to the Company’s Principal Executive Office.

DSG COMPANIES

Asia	Shanghai DSG MegaThin Company Limited
428 Yiwei Road
Disposable Soft Goods Limited	Waigaoqiao Free Trade Zone
17/F Watson Centre	Pudong, Shanghai 200131
16-22 Kung Yip Street	People’s Republic of China
Kwai Chung, N T	Telephone : (86) 21-5046 3382
Hong Kong	Facsimile : (86) 21-5835 5215
Telephone : (852) 2427 6951
Facsimile : (852) 2480 4491	North America

Disposable Soft Goods (S) Pte Limited	Associated Hygienic Products LLC
No. 1, Joo Koon Crescent	3400 River Green Court Suite 600
4th Floor, Yeow Heng Industrial Building	Duluth, GA 30096
Singapore 629087	U.S.A.
Telephone : (65) 6861 9155	Telephone : (1) 770-497 9800
Facsimile : (65) 6861 9313	Facsimile : (1) 770-623 8887

Disposable Soft Goods (Zhongshan) Limited	AHP Holdings, LP
Jin Chang Road	2805 Peachtree Industrial Blvd.
Jin Sha Industrial Zone	Suite 211
Shalang, Zhongshan, Guangdong	Duluth, GA 30097
People’s Republic of China	U.S.A.
Postal Code : 528411	Telephone : (1) 678-957 9989
Telephone : (86) 760-855 9866	Facsimile : (1) 678-957 9985
Facsimile : (86) 760-855 8794
Europe
DSG International (Thailand) Public Co. Limited
39 Moo 1, SIL Industrial Zone	Disposable Soft Goods (UK) Plc
Tumbon Bualoy, Amphur Nongkae	Boythorpe Works
Saraburi 18140	Goytside Road, Derbyshire
Thailand	Chesterfield, S40 2PH
Telephone : (66) 36-373 633	U.K.
Facsimile : (66) 36-373 753	Telephone : (44) 1246-221 228
Facsimile : (44) 1246-210 169
PT DSG Surya Mas Indonesia
Jl. Pancatama Raya Kav. 18
Desa Leuwilimus, Cikande
Serang, Jawa Barat
Indonesia
Telephone : (62) 254-400 934
Facsimile : (62) 254-400 939

DSG (Malaysia) Sdn Bhd
Lot 542, Jalan Subang 2
Sg Penaga Industrial Park
47500 Subang Jaya, Selangor Darul Ehsan
Malaysia
Telephone : (60) 3-8023 1833
Facsimile : (60) 3-8024 9033

DSG International Limited

Principal Executive Office
17/F Watson Centre
16-22 Kung Yip Street
Kwai Chung, N T
Hong Kong
Telephone : (852) 2484 4820
Facsimile : (852) 2480 4491